EXHIBIT 10.1

Execution Copy

$500,000,000

CREDIT AGREEMENT

Dated as of June 6, 2006

among

J. RAY MCDERMOTT, S.A.

as Borrower

and

THE LENDERS, SYNTHETIC INVESTORS AND ISSUERS PARTY HERETO

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

as Administrative Agent and Collateral Agent

and

CREDIT SUISSE SECURITIES (USA) LLC

Sole Lead Arranger and Sole Bookrunner

and

BANK OF AMERICA, N.A.

and

CALYON NEW YORK BRANCH

as Co-Syndication Agents

and

FORTIS CAPITAL CORP.

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

Schedules
	Schedule I	-	Commitments
	Schedule II	-	Applicable Commitment Fee Rate and Applicable Margin
	Schedule 1.1	-	Joint Ventures
	Schedule 2.4	-	Existing Letters of Credit
	Schedule 4.2	-	Consents
	Schedule 4.3	-	Ownership of Subsidiaries
	Schedule 4.7	-	Litigation
	Schedule 4.15	-	Labor Matters
	Schedule 4.16	-	ERISA
	Schedule 4.17	-	Environmental Matters
	Schedule 4.19(a)	-	Real Property
	Schedule 4.19(b)	-	Mortgaged Properties
	Schedule 8.1	-	Existing Indebtedness
	Schedule 8.2	-	Existing Liens
	Schedule 8.3	-	Existing Investments
Exhibits
	Exhibit A	-	Form of Assignment and Acceptance
	Exhibit B-1	-	Form of Promissory Note
	Exhibit B-2	-	Form of Synthetic Note
	Exhibit C	-	Form of Notice of Borrowing
	Exhibit D	-	Form of Swing Loan Request
	Exhibit E	-	Form of Letter of Credit Request
	Exhibit F	-	Form of Notice of Conversion or Continuation
	Exhibit G	-	Form of Opinion of Counsel for the Loan Parties
	Exhibit H	-	[ Reserved]
	Exhibit I	-	Pledge and Security Agreement
	Exhibit J	-	Global Intercompany Note
	Exhibit K	-	Form of Compliance Certificate
	Exhibit L	-	Form of Landlord Lien Waiver
	Exhibit M	-	Effective Date Certificate

v

THIS CREDIT AGREEMENT, dated as of June 6, 2006, is entered into by and among J. RAY MCDERMOTT, S.A., a Panamanian corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below), the Synthetic Investors (as defined below), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as administrative agent for the Lenders, the Synthetic Investors and the Issuers (in such capacity, and together with its successors, the “Aadministrative Agent”) and collateral agent for the Lenders, the Synthetic Investors and the Issuers (in such capacity, and together with its successors, the “Collateral Agent”), BANK OF AMERICA, N.A., and CALYON NEW YORK BRANCH as co-syndication agents (the “Co-Syndication Agents”) and FORTIS CAPITAL CORP. and WACHOVIA BANK, NATIONAL ASSOCIATION as co-documentation agents (collectively, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lenders to extend credit in an aggregate principal amount of up to $500,000,000 on the terms and conditions set forth in this Agreement (and its related schedules and exhibits) in order to recapitalize its existing indebtedness, including its Existing Secured Notes (the “Recapitalization”) and for working capital needs and other general corporate purposes;

WHEREAS, the Lenders, the Issuers and the Synthetic Investors have agreed to extend certain senior secured credit facilities to the Borrower, in an aggregate amount not to exceed $500,000,000, consisting of (i) a Revolving Facility in the amount of $400,000,000 available at any time and from time to time on or after the Effective Date but prior to the Revolving Facility Termination Date, which will be used to issue Letters of Credit and for Revolving Loans (provided that the aggregate principal amount of Revolving Loans will not exceed $250,000,000), the proceeds of which shall be used for working capital needs and for general corporate purposes, and (ii) a Synthetic Facility in the amount of $100,000,000 available at any time and from time to time on or after the Effective Date but prior to the Synthetic Facility Termination Date, which will be used to issue Letters of Credit, in each case in accordance with this Agreement;

WHEREAS, in connection with the Revolving Facility, Credit Suisse has agreed to extend $20,000,000 in aggregate principal amount of Swing Loans available at any time and from time to time on or after the Effective Date but prior to the Revolving Facility Termination Date, the proceeds of which will be used for the same purposes as the Revolving Loans;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a first priority lien (subject only to Liens permitted hereunder) on substantially all of the Borrower’s assets (other than equipment (not including the Mortgaged Vessels and the equipment pertinent to such Mortgaged Vessels), cash, deposit accounts, Cash Equivalents and securities accounts), including a pledge of all of the Stock it owns in each of its Subsidiaries; and

WHEREAS, pursuant to the terms and conditions set forth in the Pledge and Security Agreement, each Guarantor has agreed to guarantee the Obligations hereunder and to secure the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (subject only to Liens permitted hereunder) on substantially all of its assets (other than equipment (not including the Mortgaged Vessels and the equipment pertinent to such Mortgaged Vessels), cash, deposit accounts, Cash Equivalents and securities accounts), including a pledge of all of the Stock it owns in each of its Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the preamble to this Agreement or any successor thereto pursuant to Section 10.6 (Successor Administrative Agent).

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling or that is controlled by or is under common control with such Person, each officer, director or general partner of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent, the Collateral Agent, the Co-Documentation Agents and the Co-Syndication Agents.

“Agreement” means this Credit Agreement, dated as of June 6, 2006, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means any lawful currency (other than Dollars) of any of the G-10 Countries that is readily transferable into Dollars (or any other currency acceptable to the Administrative Agent in its sole discretion).

“Applicable Commitment Fee Rate” means a rate per annum equal to the applicable rate set forth on Schedule II for the applicable type of Facility.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, as of any date of determination, a rate per annum equal to the applicable rate set forth on Schedule II.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender or a Synthetic Investor, (b) an Affiliate of a Lender or a Synthetic Investor or (c) an entity or Affiliate of an entity that administers or manages a Lender or a Synthetic Investor.

“Arranger” has the meaning specified in the preamble.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender or a Synthetic Investor and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Authorized Officer” means any Responsible Officer or any other Person designated as an “Authorized Officer” of a Loan Party by prior written notice from such Loan Party to the Administrative Agent.

“Available Credit” means, at any time, an amount equal to (a) the aggregate then effective Commitments minus (b) the aggregate Outstandings at such time.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal to the greater of the following:

(a) the Prime Rate then in effect; and

(b) 0.5% per annum plus the Federal Funds Rate then in effect.

If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the “Base Rate” shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Federal Funds Rate or the Prime Rate, respectively.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower’s Accountants” means Deloitte & Touche LLP or other independent nationally recognized public accountants.

“Borrowing” means a borrowing consisting of Revolving Loans made or to be made on the same day by the applicable Lenders ratably according to their respective Commitments.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction less (b) the aggregate of such amounts used to acquire assets useful in the Borrower’s and its Subsidiaries’ business to the extent such amounts arose from a sale or disposition of equipment described in Section 8.4(c) (Sale of Assets); provided, however, that the Capital Expenditures of the Borrower and its Subsidiaries shall exclude (i) Capital Expenditures to the extent financed with the proceeds of Indebtedness permitted to be incurred hereunder (other than the Loans), (ii) Capital Expenditures to the extent financed with insurance or condemnation proceeds received with respect to loss of, damage to or taking of property of the Borrower or any of its Subsidiaries, (iii) the purchase price of each Mortgaged Vessel acquired by a Loan Party after the Effective Date and Capital Expenditures made to any such Mortgaged Vessel within nine (9) months of the acquisition of such Mortgaged Vessel and (iv) Capital Expenditures recovered in the price of a contract with a customer of the Borrower or a Subsidiary.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Captive Insurance Subsidiary” means each captive insurance company that is a Subsidiary of the Borrower. As of the Effective Date, the following Persons are Captive Insurance Subsidiaries: Lagniappe Insurance Company, Ltd., a Bermuda corporation, and Pirogue Insurance Company, Ltd., a Bermuda corporation.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any Lender, Synthetic Investor or any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, (c) commercial paper, (d) municipal issued debt securities, including notes and bonds, (e) shares of any money market fund that has net assets of not less than $500,000,000 and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940, (f) investments in so-called “auction rate” securities with reset dates not later than 90 days after acquisition thereof, (g) fully collateralized repurchase agreements and (h) demand deposit accounts; provided, however, that (i) all obligations of the type specified in clauses (a), (c), (d), or (f) above shall have a minimum rating of A-1 or AAA by S&P or P-1 or Aaa by Moody’s, in each case at the time of acquisition thereof, and (ii) the maturities of all obligations of the type described in clauses (a), (b), (c) and (d) above shall not exceed one year from the date of acquisition thereof.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less, to the extent included in the calculation of Interest Expense of such Person for such period, (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt and (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“Change of Control” means any of the following: (a) MII shall cease to own and control 100% of the issued and outstanding Voting Stock of the Borrower on a fully diluted basis, (b) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (excluding MII and its Subsidiaries and excluding underwriters in the course of their distribution of Voting Stock in an underwritten registered public offering provided such underwriters shall not hold such Stock for longer than five Business Days) shall (i) own directly or indirectly, beneficially or of record, Stock representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Stock in MII or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Borrower or MII or (c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of either the Borrower or MII (together with any new directors whose election by the board of directors of the Borrower or MII, as applicable, or whose nomination for election by the stockholders of the Borrower or MII, as applicable, was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto).

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Agent” has the meaning specified in the preamble to this Agreement or any successor thereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages and any other document executed and delivered by a Loan Party granting or perfecting a Lien on any of its property to secure payment of the Secured Obligations.

“Commitments” means the Revolving Commitments and the Synthetic Commitments.

“Commitment Fee” means the Revolving Commitment Fee specified in Section 2.12(a) (Fees).

“Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding the Loan Documents) to which such Person is a party or by which it or any of its property is bound.

“Co-Documentation Agents” has the meaning specified in the preamble to this Agreement.

“Co-Syndication Agents” has the meaning specified in the preamble to this Agreement.

“Credit-Linked Deposit” means, with respect to each Synthetic Investor at any time, amounts actually on deposit in the Credit-Linked Deposit Account credited to such Synthetic Investor’s Sub-Account at such time.

“Credit-Linked Deposit Account” means the account established pursuant to Section 2.1(c) (The Commitments; Credit-Linked Deposit Account) by the Administrative Agent, under its sole and exclusive dominion and control, that shall be used solely to hold the Credit-Linked Deposits.

“Credit-Linked Deposit Return” has the meaning specified in Section 2.1(f) (The Commitments; Credit-Linked Deposit Account).

“Credit Suisse” has the meaning specified in the preamble to this Agreement.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swing Loans.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP and, in the case of Collateral, there is no material risk of forfeiture of such property;

(b) Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, statutory liens of banks (and rights of set-off), maritime liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property not materially detracting from the value of such Real Property and not materially interfering with the ordinary conduct of the business conducted at such Real Property;

(e) encumbrances arising under leases or subleases of Real Property that do not, individually or in the aggregate, materially detract from the value of such Real Property or materially interfere with the ordinary conduct of the business conducted at such Real Property; and

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Synthetic Facility Termination Date.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods, or the rendering of services, purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” means with respect to any Alternative Currency at the time of determination thereof, the equivalent of such currency in Dollars determined by using the rate of exchange quoted by Credit Suisse in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” from time to time to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (b) the sum of, in each case to the extent deducted in the calculation of such

Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles or financing or acquisition costs, (v) any aggregate net loss from the sale, exchange or other disposition of business units by the Borrower or its Subsidiaries and (vi) all other non-cash charges (including impairment of intangible assets and goodwill) and non-cash losses for such period (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursements for any period ending prior to June 30, 2012); provided, that, to the extent that all or any portion of the income or gains of any Person is deducted pursuant to any of clauses (c)(iv) through (c)(vi) below for a given period, any amounts set forth in any of the preceding clauses (b)(i) through (b)(vi) that are attributable to such Person shall not be included for purposes of this clause (b) for such period, minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) non-cash interest income, (iii) any other non-cash gains which have been added in determining Consolidated Net Income (other than any such gain or other item that has been deducted in determining EBITDA for a prior period), (iv) the income of any Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (v) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (vi) the income of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a Wholly-Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions or transfers or loans actually paid to the Borrower or a Wholly-Owned Subsidiary by such person during such period and (vii) any gains attributable to sales of assets out of the ordinary course of business.

“Effective Date” has the meaning specified in Section 3.1 (Conditions Precedent to Effectiveness).

“Eligible Assignee” means (a) a Lender, Synthetic Investor or any Affiliate of a Lender or Synthetic Investor or an Approved Fund, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and the Borrower (which consent shall, in each case, not be unreasonably withheld or delayed) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000; provided, that, the term Eligible Assignee shall exclude any competitor of the Borrower or any of its Subsidiaries which is primarily engaged in an Eligible Line of Business and which has been previously identified as such by the Borrower to the Administrative Agent.

“Eligible Line of Business” means the businesses and activities engaged in by the Borrower and its Subsidiaries on the Effective Date, any other businesses or activities reasonably related or incidental thereto and any other businesses that, when taken together with the existing businesses of the Borrower and its Subsidiaries, are immaterial with respect to the assets and liabilities of the Borrower and its Subsidiaries, taken as a whole.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the Oil Pollution Act of 1990; and each of their state and local counterparts or equivalents.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower, any of its Subsidiaries or any Guarantor within the meaning of Section 414(b), (c), (m) or (o) of the Code. Any former ERISA Affiliate of the Borrower, any of its Subsidiaries or any Guarantor shall continue to be considered an ERISA Affiliate of the Borrower, such Subsidiary or such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower, such Subsidiary or such Guarantor and with respect to liabilities arising after such period for which the Borrower, such Subsidiary or such Guarantor could be liable under the Code or ERISA.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c) of ERISA with respect to a Title IV Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from a Title IV Plan subject to Section 4063 or Section 4064 of ERISA during a plan year in which any such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or the termination of any such Title IV Plan resulting, in either case, in a material liability to any such entity, (c) the “complete or partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from any Multiemployer Plan where the Withdrawal Liability is reasonably expected to exceed $1,000,000 (individually or in the aggregate), (d) notice of reorganization, insolvency, intent to terminate or termination of a Multiemployer Plan is received by the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan or to meet the minimum funding standard of Section 412 of the Code (in either case, whether or not waived in accordance with Section 412(d) of the Code), (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, (j) the imposition of liability on the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (k) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any “employee pension plan” (within the meaning of Section 3(2) of ERISA), (l) receipt from the IRS of notice of the failure of any employee pension plan that is intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such employee pension plan to qualify for exemption from taxation under Section 501(a) of the Code; or (m) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any employee pension plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” from time to time to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excluded Taxes” has the meaning specified in Section 2.16.

“Existing Secured Notes” means the Borrower’s existing 11% senior secured notes due 2013 issued pursuant to the Existing Indenture.

“Existing Indenture” means that certain Indenture, dated as of December 9, 2003 (as amended, supplemented or otherwise modified through the Effective Date), by and among the Borrower, The Bank of New York, as trustee, and the guarantors party thereto.

“Existing Letters of Credit” means each letter of credit listed on Schedule 2.4.

“Facilities” means the Revolving Facility, the Synthetic Facility and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Facilities Letter Agreement” has the meaning specified in Section 3.1(g).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or, if such asset shall have been the subject of a substantially contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal; provided that, for any determination of Fair Market Value in connection with an Asset Sale to be made pursuant to Section 8.4(i) or (j) in which the Fair Market Value of the properties disposed of in such Asset Sale exceeds $10,000,000, the Borrower shall provide evidence reasonably satisfactory to the Administrative Agent with respect to the calculation of such Fair Market Value, and (b) with respect to any marketable Security at any date, the highest closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of the principal exchange on which such Security is traded or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing regularly dealing in securities of such type reasonably acceptable to the Administrative Agent and the Borrower.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the Fee Letter, dated as of April 21, 2006, addressed to the Borrower from Credit Suisse and accepted by the Borrower as of April 21, 2006.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f) and (g) of the definition of “Indebtedness”. For the avoidance of doubt, the term “Financial Covenant Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Borrower, any Subsidiary of the Borrower or any Joint Venture that is owed to the Borrower, any Subsidiary of the Borrower or any Joint Venture that is a Guarantor.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 3.1(c) (Conditions Precedent to Effectiveness), Section 4.4 (Financial Statements) or 6.1 (Financial Statements).

“Fiscal Quarter” means the fiscal quarter of the Borrower ending on March 31, June 30, September 30 or December 31 of the applicable calendar year, as applicable.

“Fiscal Year” means the fiscal year of the Borrower, which is the same as the calendar year.

“Foreign Ownership Control or Influence” has the meaning given to such phrase in the Federal National Industrial Security Program Operating Manual and any successor documentation or program thereto.

“Fronting Fee” means the Fronting Fee specified in Section 2.12(b)(i) (Fees).

“Fronting Lender” means Credit Suisse or any other Person that, with the approval of the Synthetic Investors and the Administrative Agent in accordance with Section 10.7 (Successor Fronting Lender), becomes the Fronting Lender hereunder.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“G-10 Countries” means Belgium, Canada, France, Germany, Italy, Japan, the Netherlands, Sweden, Switzerland, the United Kingdom and the United States.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantors” means each wholly-owned Subsidiary of the Borrower, each Mortgaged Vessel Owning Subsidiary, each direct parent company of a Mortgaged Vessel Owning Subsidiary (other than Barmada McDermott Sdn. Bhd.) and any other Subsidiary that is deemed to be a Guarantor pursuant to Section 7.13 hereof; provided that no Captive Insurance Subsidiary shall be a Guarantor.

“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other Person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the avoidance of doubt, the term “Guaranty Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by promissory notes, bonds, debentures or similar instruments, (c) all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations, (d) all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees, (e) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days or disputed in good faith, (f) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement

(other than operating leases) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (g) all Capital Lease Obligations of such Person, (h) all Guaranty Obligations of such Person, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (j) net payments that such Person would have to make in the event of an early termination as determined on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, the term “Indebtedness” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitees” has the meaning specified in Section 11.4 (Indemnities).

“Information Memorandum” means the Confidential Information Memorandum, dated May 2006, in respect of the Facilities.

“Initial Period” has the meaning specified in Section 2.1(f) (The Commitments; Credit-Linked Deposit Account).

“Intercompany Subordinated Debt Payment” means any payment or prepayment, whether required or optional, of principal, interest or other charges on or with respect to any Subordinated Debt of the Borrower or any Subsidiary or Joint Venture of the Borrower, so long as (a) such Subordinated Debt is owed to the Borrower or a Subsidiary or Joint Venture of the Borrower that is a Guarantor and (b) no Event of Default under Sections 9.1(a), 9.1(b) or 9.1(f) shall have occurred and be continuing.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period to (b) the Cash Interest Expense of such Person for such period; provided, that for purposes of determining the Interest Coverage Ratio for the four Fiscal Quarter periods ending on each of the Fiscal Quarters ending June 30, 2006, September 30, 2006 and December 31, 2006, Cash Interest Expense for such Fiscal Quarter shall be multiplied by 4, 2 and 4/3, respectively; provided further, that for purposes of determining the Interest Coverage Ratio, Cash Interest Expense shall exclude all Cash Interest Expense paid by the Borrower in respect of the Existing Notes that have been purchased or repaid on or prior to the Effective Date.

“Interest Expense” means, for any Person for any period, total interest expense of such Person and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period), (i) net costs under Interest Rate Contracts for such period, (ii) any commitment fee (including, in the case of the Borrower or any of its Subsidiaries, the Revolving Commitment Fee) accrued, accreted or paid by such Person during such period, (iii) any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including, in respect of the Borrower or any of its Subsidiaries, the Letter of Credit Participation Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period and (iv) the Fronting Fee. For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements and (ii) exclude interest expense accrued, accreted or paid by the Borrower, any Subsidiary of the Borrower or any Joint Venture to the Borrower, any Subsidiary of the Borrower or any Joint Venture that is a Guarantor.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter or, with the prior written consent of all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option), and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter or, with the prior written consent of all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and

(iv) there shall be outstanding at any one time no more than ten Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, (a) any purchase or similar acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or substantially all of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting what is known to the Borrower to be the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than (i) deposits with financial institutions available for withdrawal on demand, (ii) prepaid expenses, (iii) accounts receivable and similar items made or incurred in the ordinary course of business and (iv) the payment of the operating expenses and capital expenditures of a Subsidiary, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person and (e) the drawn amounts of Performance Guarantees for the direct or indirect benefit of a Subsidiary or Affiliate or a contract counterparty thereof. For the avoidance of doubt, the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Inventory” has the meaning specified in the Pledge and Security Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages of the Agreement as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

“Joint Venture” means any Person (i) in which the Borrower, directly or indirectly, owns at least 30% of the Stock or Stock Equivalents of such Person and (ii) that is not a Subsidiary of the Borrower. As of the Effective Date, the Persons listed on Schedule 1.1 are Joint Ventures.

“Landlord Lien Waiver” means a lien waiver signed by a landlord, substantially in the form of Exhibit L, or if requested by the Borrower, such other form that is satisfactory to the Administrative Agent.

“Leases” means, with respect to any Person, all of the leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages of the Agreement as a “Lender” (including the Fronting Lender and each Swing Loan Lender) or (b) from time to time becomes a party hereto as a Lender by execution of an Assignment and Acceptance.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Participation Fees” means the Revolving Letter of Credit Participation Fee and the Synthetic Letter of Credit Participation Fee.

“Letter of Credit Obligations” means, at any time, without duplication, the aggregate amount of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including the sum of (a) the Reimbursement Obligations at such time (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof) and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time (or, for any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof).

“Leverage Ratio” means, with respect to any Person as of any day, the ratio of (a) Financial Covenant Debt of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such day to (b) EBITDA for such Person for the last four full Fiscal Quarters ending prior to such day.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any effective financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means any loan made by any Lender pursuant to this Agreement, including, unless the context requires otherwise, any Swing Loan made by the Swing Loan Lender.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), each Letter of Credit Reimbursement Agreement, the Collateral Documents, the global intercompany note in the form of Exhibit J and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower and each Guarantor.

“Management Services Agreement” means the Support Services Agreement dated as of January 1, 2000, among MI, the Borrower and certain Affiliates of the Borrower.

“Material Adverse Change” shall mean (a) a material adverse change since December 31, 2005 in any of the condition (financial or otherwise), business, results of operations or properties of the Borrower and the Guarantors taken as a whole, (b) a material adverse change in the perfection or priority of the Liens granted pursuant to the Collateral Documents, (c) the occurrence and continuance of any event or circumstance which could reasonably be expected to have a material adverse effect on the Loan Parties’ ability to perform their respective obligations under the Loan Documents or (d) a material adverse effect on the validity or enforceability against the Loan Parties of the Loan Documents or the rights or remedies of the Administrative Agent, the Lenders, the Synthetic Investors or the Issuers thereunder.

“Material Adverse Effect” means an effect that results in or causes, or would reasonably be expected to result in or cause, a Material Adverse Change.

“Material Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Material Subsidiary” means, with respect to any date of determination, (x) a Subsidiary contributing more than (i) 10% of the EBITDA or (ii) 10% of total assets (as determined in accordance with GAAP and based on book value), in each case of the Borrower and its Subsidiaries on a consolidated basis in the Fiscal Year immediately preceding such date or (y) two or more Subsidiaries contributing more than (i) 10% of the EBITDA or (ii) 10% of total assets (as determined in accordance with GAAP and based on book value), in each case of the Borrower and its Subsidiaries on a consolidated basis in the Fiscal Year immediately preceding such date.

“MI” shall mean McDermott Incorporated (a Delaware corporation and a wholly owned Subsidiary of MII).

“MII” shall mean McDermott International, Inc. (a Panamanian Corporation).

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgaged Properties” means, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party and specified on Schedule 4.19(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 7.12 (Real Property).

“Mortgaged Vessel Owning Subsidiary” means at any time any Guarantor that owns a marine vessel that is or is required to become a Mortgaged Vessel under the terms of this Agreement and the Collateral Documents. As of the Effective Date, the Mortgaged Vessel Owning Subsidiaries are J. Ray McDermott, Inc., a Delaware corporation; J. Ray McDermott Holdings, Inc., a Delaware corporation; Hydro Marine Services, Inc., a Panamanian corporation; J. Ray McDermott International Vessels, Ltd., a Cayman Islands company and Barmada McDermott (L) Limited, a Malaysian company.

“Mortgaged Vessels” means at any time the marine vessels of the Borrower and the Guarantors that are required to be subject to a lien under the Collateral Documents at such time; provided, that, notwithstanding anything herein or in any other Collateral Document to the contrary, (i) the DB 23, which as of the Effective Date is flagged under the laws of the United States, shall not be a Mortgaged Vessel; provided, however, DB 23 shall become a Mortgaged Vessel if at any time it is put back into marine operations by the Borrower or any of its Subsidiaries and (ii) any marine vessel acquired using Indebtedness permitted by Section 8.1(d) shall not be a Mortgaged Vessel. The Mortgaged Vessels shall consist of the following as of the Effective Date:

Vessel Name	Flag
McDermott Derrick Barge No. 16	U.S.A.
Intermac 600	U.S.A.
McDermott Derrick Barge No. 26	Panama
McDermott Derrick Barge No. 27	Panama
McDermott Derrick Barge No. 30	Panama
McDermott Derrick Barge No. 50	Panama
DB 101	Panama
DLB KP1	Panama
Intermac 650	Panama

“Mortgages” means (i) the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Secured Obligations and (ii) the mortgages and other security documents granting a Lien on any Mortgaged Vessel to secure the Secured Obligations, in the case of each of clauses (i) and (ii) each in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by any Loan Party after the Effective Date in cash or Cash Equivalents from any Asset Sale referenced in Section 8.4(j) net of (i) the reasonable cash costs of sale, assignment, sale-leaseback or other disposition and (ii) taxes paid or reasonably estimated to be payable as a result thereof (including, for the avoidance of doubt, as a result of any distribution of such proceeds to the Loan Parties), provided, however, that evidence of each of (i) and (ii) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2(c) (Borrowing Procedures).

“Non-Recourse Indebtedness” means Indebtedness of a Subsidiary of the Borrower (in each case that is not a Loan Party) (a) that is on terms and conditions reasonably satisfactory to the Administrative Agent, (b) that is not, in whole or in part, Indebtedness of any Loan Party (and for which no Loan Party has created, maintained or assumed any Guaranty Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Loan Party or the assets thereof, (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the Borrower, any Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) and any Affiliate of any of them) and (d) the source of repayment for which is expressly limited to the assets or cash flows of such Subsidiary.

“Non-U.S. Financial Institution” means each Lender, Synthetic Investor or the Administrative Agent that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrower payable to any Lender and its registered assigns in a principal amount equal to the amount of such Lender’s Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans (and, if such Lender is also the Swing Loan Lender, Swing Loans) or Synthetic Loans, as applicable, owing to such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower and the other Loan Parties to the Agents, any Lender, any Issuer, any Synthetic Investor, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under (a) this Agreement or any other Loan Document, (b) any Treasury Management Arrangements or (c) any Hedging Contract that (i) is in effect on the Effective Date with a counterparty that is the Administrative Agent, a Lender, a Synthetic Investor or any Affiliate of any of the foregoing or (ii) entered into after the Effective Date with a counterparty that was, at the time such Hedging Contract was entered into, the Administrative Agent, a Lender, a Synthetic Investor or any Affiliate of any of the foregoing, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees (including, the Commitment Fee and the Fronting Fee), interest (including post-petition interest, whether or not allowed in a bankruptcy proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document and all obligations of the Borrower under any Loan Document to provide cash collateral for Letter of Credit Obligations.

“Outstandings” means, at any particular time, the sum of the principal amount of the Loans outstanding at such time and the Letter of Credit Obligations outstanding at such time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” shall have the meaning ascribed to it in Section 3.1(h) (Perfection Certificate).

“Performance Guarantee” of any Person means (a) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or nonfinancial performance obligations of such Person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Subsidiary or Joint Venture of such Person to support only trade payables or non-financial performance obligations of such Subsidiary or Joint Venture, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables or non-financial performance obligations of a

Subsidiary or Joint Venture of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with.

“Performance Guarantee Collateral” has the meaning specified in Section 8.2(k) (Liens, etc.).

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means the acquisition by the Borrower or any of its Subsidiaries of (i) all or substantially all of the assets or Stock of any Person or entity, (ii) the merger of any Person or entity with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation), (iii) a marine vessel or (iv) Real Property and related improvements and personal property located in the United States, in each case subject to the satisfaction of each of the following conditions:

(a) if the consideration (excluding performance-based contingent consideration (including, without limitation, earn-out payments and royalty payments)) in respect of any such Permitted Acquisition is in excess of $10,000,000, the Administrative Agent shall receive prior written notice of such Permitted Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Permitted Acquisition;

(b) following such Permitted Acquisition, the Borrower would be in compliance with Section 8.7 (Change in Nature of Business);

(c) after giving effect to such Permitted Acquisition, the Available Credit plus any unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries shall not be less than $75,000,000;

(d) within 30 days (or, in respect of real estate matters, 45 days) after the closing of such Permitted Acquisition, the Borrower (or the Subsidiary making such Permitted Acquisition) and the target of such Permitted Acquisition shall have executed such documents and taken such actions as may be required under Sections Section 7.11 (Additional Collateral and Guaranties) and Section 7.12 (Real Property);

(e) if such Permitted Acquisition involves the acquisition of one or more marine vessels, in each case having a Fair Market Value in excess of $3,000,000, such vessel or vessels, except in the case where acquired using Indebtedness permitted by Section 8.1(d), shall concurrently with their acquisition become Collateral pursuant to arrangements substantially similar to those made with respect to similar Mortgaged Vessels on the Effective Date; and

(f) at the time of such Permitted Acquisition and after giving effect thereto (and to any Indebtedness incurred or acquired in connection therewith), (i) no

Default or Event of Default shall have occurred and be continuing and the Borrower shall have demonstrated compliance with Section 5.1 (Maximum Leverage Ratio) on a pro forma basis as if such maximum Leverage Ratio were 0.25:1.00 more restrictive than as set forth in Section 5.1 and (ii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, a copy of which is attached as Exhibit I (Pledge and Security Agreement), executed by the Borrower, each Guarantor and the Administrative Agent.

“Pledged Notes” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prime Rate” means the rate of interest per annum established from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective on the date such change is announced as being effective.

“Projections” means those financial projections of the Borrower and its Subsidiaries covering the Fiscal Years ending in 2006 through 2012, inclusive, delivered to the Administrative Agent by the Borrower.

“Proposed Change” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

“Purchasing Investor” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Ratable Portion” or “ratably” means (i) with respect to any Lender under the Revolving Facility, the percentage obtained by dividing (a) the Revolving Exposure of such Lender by (b) the aggregate Revolving Exposure of all Lenders and (ii) with respect to any Synthetic Investor under the Synthetic Facility, the percentage obtained by dividing the amount of the Synthetic Fronted Exposure of such Synthetic Investor by the aggregate amount of the Synthetic Fronted Exposure of all Synthetic Investors.

“Real Property” means all Mortgaged Property and all other real property owned or leased from time to time by any Loan Party or any of its Subsidiaries.

“Recapitalization” shall have the meaning specified in the recitals to this Agreement.

“Register” has the meaning specified in Section 11.2(c) (Assignments and Participations).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property and, in each case, in violation of Environmental Law.

“Remedial Action” means all actions required by any applicable Requirement of Law to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, at any time, (i) Lenders having Revolving Exposure and (ii) Synthetic Investors having Synthetic Fronted Exposure, representing at least a majority of the sum of all Loans outstanding, unused Revolving Commitments and Credit-Linked Deposits at such time.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment, whether direct or indirect, on account of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents (other than Disqualified Stock) or a dividend or distribution payable solely to the Borrower or one or more Guarantors, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding other than one payable solely to the Borrower or one or more Guarantors and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Indebtedness) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of the Borrower or any other Loan Party, other than any Intercompany Subordinated Debt Payment or any required payment, prepayment, redemption, retirement, purchases or other payments, in each case to the extent permitted to be made by the terms of such Subordinated Debt.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans or to participate in Letters of Credit and Swing Loans under the Revolving Facility in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Revolving Commitments) under the caption “Revolving Commitment,” as amended to reflect each Assignment and Acceptance executed in accordance herewith, and as such amount may be reduced pursuant to this Agreement. “Revolving Commitments” means the aggregate of such commitments for all Lenders.

“Revolving Commitment Fee” shall have the meaning ascribed to it in Section 2.12(a) (Fees).

“Revolving Exposure” shall mean, with respect to any Revolving Lender, at any time, (i) prior to the termination of the Revolving Commitments, that Revolving Lender’s Revolving Commitment and (ii) after the termination of the Revolving Commitments the sum of (a) the aggregate principal amount of the outstanding Revolving Loans and participation in Swing Loans held by such Lender at such time plus (b) such Revolving Lender’s Ratable Portion of the Letter of Credit Obligations under the Revolving Facility at such time.

“Revolving Facility” means the Revolving Commitments of Lenders and the provisions herein relating to the Revolving Loans, Swing Loans and Revolving Letters of Credit made by the Lenders with Revolving Commitments (including to reimburse the Issuer for any draw under any Revolving Letter of Credit or to repay any Swing Loan), which shall be in an aggregate principal amount of $400,000,000 on the Effective Date.

“Revolving Facility Termination Date” shall mean the earliest of (a) the fifth anniversary of the Effective Date, (b) the date of termination of all the Revolving Commitments pursuant to Section 2.5 (Reduction and Termination of the Commitments) or Section 9.2 (Remedies) and (c) the date on which all the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Lender” means any Lender under the Revolving Facility.

“Revolving Letters of Credit” means any letter of credit issued under the Revolving Facility pursuant to Section 2.4 (Letters of Credit).

“Revolving Letter of Credit Participation Fee” has the meaning specified in Section 2.12(b)(ii) (Fees).

“Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).

“Revolving Loan Sublimit” has the meaning specified in Section 2.1 (The Commitments).

“S&P” means Standard & Poor’s Rating Services.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” means, in the case of the Borrower, the Obligations of the Borrower, and, in the case of any other Loan Party, the Obligations of such Loan Party.

“Secured Parties” means the Lenders, the Issuers, each Agent, the Synthetic Investors and any other holder of any Obligation.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Investor” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities are expected to mature and does not have unreasonably small capital for its then current business activities. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent and controlled by that Lender.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Sub-Account” has the meaning specified in Section 2.1(c) (The Commitments; Credit-Linked Deposit Account).

“Subordinated Debt” means Indebtedness of the Borrower or any of its Subsidiaries that is, by its terms, expressly subordinated to the prior payment of any of the Obligations pursuant to subordination terms and conditions reasonably satisfactory to the Administrative Agent, and, in the case of intercompany loans permitted hereunder, subject to the terms of a Global Intercompany Note substantially in the form of Exhibit J (Global Intercompany Note) hereto. The terms of such Global Intercompany Note and any other Subordinated Debt may permit Intercompany Subordinated Debt Payments.

“Subsidiary” means any Person in which the Borrower, directly or indirectly, owns any of the Stock or Stock Equivalents of such Person; provided that (x)(i) the financial statements of such Person will be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP and (ii) the Borrower, directly or indirectly, controls or has the power to direct or cause the direction of the management and policies thereof or (y) such Person has been so deemed to be a Subsidiary pursuant to Section 7.13 hereof; provided, further, however, that for purposes of Article IV, Article VII and Article VIII (excluding Section 8.1), the definition of “Subsidiary” shall not include any Captive Insurance Subsidiary.

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Borrowing” means a borrowing consisting of a Swing Loan.

“Swing Loan Lender” means Credit Suisse or any other Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Synthetic Commitment” means, with respect to each Synthetic Investor, the commitment of such Synthetic Investor to make deposits in the Credit-Linked Deposit Account in an aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Synthetic Commitment,” as amended to reflect each Assignment and Acceptance executed in accordance herewith, and as such amount may be reduced pursuant to this Agreement. “Synthetic Commitments” means the aggregate of such commitments for all Synthetic Investors.

“Syndication Completion Date” means the date that is 60 days after the Effective Date.

“Synthetic Deposit Amount” shall mean, with respect to each Synthetic Investor, the initial amount of such Synthetic Investor’s Credit-Linked Deposit as shown on the Register (which Register shall be made available to the Borrower on the Effective Date) or in the Assignment and Acceptance pursuant to which such Synthetic Investor assumed its Synthetic Deposit Amount and Credit-Linked Deposit, as the same may be (a) reduced from time to time pursuant to Section 2.5 (Reduction and Termination of the Commitments) and (b) with respect to any individual Synthetic Investor, reduced or increased from time to time pursuant to assignments by or to such Synthetic Investor pursuant to Section 11.2 (Assignments and Participations). As of the Effective Date, the aggregate Synthetic Deposit Amount is $100,000,000.

“Synthetic Facility” means the Synthetic Commitments of all Synthetic Lenders and the provisions herein relating to the Synthetic Loans, Credit-Linked Deposits and Letters of Credit issued under the Synthetic Facility made by each Synthetic Lender which shall be in an aggregate principal amount of $100,000,000 on the Effective Date.

“Synthetic Facility Termination Date” means the earliest of (a) the sixth anniversary of the Effective Date, (b) the date of termination of all the Synthetic Commitments pursuant to Section 2.5 (Reduction and Termination of the Commitments) or Section 9.2 (Remedies) and (c) the date on which all the Obligations become fully due and payable pursuant to Section 9.2 (Remedies).

“Synthetic Fee” means the Synthetic Fee specified in Section 2.12(c) (Fees).

“Synthetic Fronted Exposure” means, at any time of determination, with respect to any Synthetic Investor (i) prior to the termination of the Synthetic Commitments, that Synthetic Investor’s Synthetic Commitment and (ii) after the termination of the Synthetic Commitments, an amount equal to (a) such Synthetic Investor’s Ratable Portion of the aggregate principal amount of the outstanding Synthetic Loans held by the Fronting Lender at such time plus (b) such Synthetic Investor’s Ratable Portion of the Letter of Credit Obligations at such time with respect to Synthetic Letters of Credit.

“Synthetic Investor” means each financial institution or other entity that has a Synthetic Deposit Amount.

“Synthetic Lender” means (i) the Fronting Lender and (ii) Synthetic Investors pursuant to the provisions of Section 2.1(c)(ii).

“Synthetic Letters of Credit” means any letter of credit issued under the Synthetic Facility pursuant to Section 2.4 (Letters of Credit).

“Synthetic Letter of Credit Participation Fee” has the meaning specified in Section 2.12(c)(ii) (Fees).

“Synthetic Loan” means a Loan made pursuant to Section 2.1(c)(ii) or Section 2.4(h).

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file U.S. federal income tax returns.

“Tax Return” has the meaning specified in Section 4.8 (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Title Insurance Company” shall have the meaning set forth in Section 3.1(p)(Title Insurance).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Treasury Management Arrangement” means any arrangement for cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Borrower or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Borrower or any of its

Subsidiaries by a counterparty that was, at the time such Treasury Management Arrangement was entered into, the Administrative Agent, a Lender, a Synthetic Investor or any Affiliate of any of the foregoing that has been designated by the Borrower to the Administrative Agent as a Treasury Management Arrangement. The designation of any such arrangement as a Treasury Cash Management Arrangement shall not create in favor of the counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UCC” has the meaning specified in the Pledge and Security Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or similar controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

“Withdrawal Liability” means, with respect to the Borrower, any of its Subsidiaries or any Guarantor at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower without objection from the Borrower’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) had such accounting change not occurred, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4 Certain Terms

(a) The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods. The phrase “in the aggregate”, when used in any Loan Document, means “individually or in the aggregate,” unless otherwise expressly noted.

(f) The terms “Lender,” “Issuer,” “Synthetic Investor,” “Fronting Lender” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.6 (Successor Administrative Agent), references to Credit Suisse in Section 10.3 (The Agents and the Fronting Lender Individually) and in the definitions of Base Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITIES

Section 2.1 The Commitments; Credit-Linked Deposit Account

(a) Revolving Loans. On the terms and subject to the conditions contained in this Agreement, each Lender under the Revolving Facility severally agrees to make loans (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Facility Termination Date in Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (ii) the aggregate principal amount of the outstanding Revolving Loans exceeding $250,000,000 (the “Revolving Loan Sublimit”); provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment and the Revolving Loan Sublimit, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1. The entire amount of the Revolving Facility will be available in the form of letters of credit issued pursuant to Section 2.4 (“Revolving Letters of Credit”).

(b) [Reserved].

(c) (i) Credit-Linked Deposit Account and Sub-Accounts. On or prior to the Effective Date, the Administrative Agent shall establish the Credit-Linked Deposit Account. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Synthetic Investor in the Credit-Linked Deposit Account (the interest of each Synthetic Investor in the Credit-Linked Deposit Account, as evidenced by such records, being referred to herein as such Synthetic Investor’s “Sub-Account”). Each Synthetic Investor irrevocably and unconditionally agrees that its Credit-Linked Deposit shall be available to reimburse the Fronting Lender as provided herein. Each Synthetic Investor further agrees that its right, title and interest in and to the Credit-Linked Deposit Account shall be limited to the right to require amounts in its Sub-Account to be applied as provided herein and that it will have no right to require the return of its Credit-Linked Deposit other than as expressly provided herein. In addition, each Synthetic Investor hereby acknowledges that (i) the

Administrative Agent shall have sole dominion and control over the Credit-Linked Deposit Account and no other Person shall have the right to make any withdrawal from the Credit-Linked Deposit Account or to exercise any other right or power with respect thereto, (ii) its Credit-Linked Deposit constitutes payment for its participations in Synthetic Loans made (or deemed made) or to be made (or deemed made) and Synthetic Letters of Credit issued or to be issued hereunder, (iii) its Credit-Linked Deposit and any investments made therewith shall secure its obligations to the Fronting Lender hereunder (each Synthetic Investor hereby granting to the Administrative Agent, for the benefit of the Fronting Lender, a security interest in its Credit-Linked Deposit and agreeing that the Administrative Agent, as holder of the Credit-Linked Deposits, Sub-Accounts and any investments made therewith, will be acting, inter alia, as collateral agent for the Fronting Lender and may set off against its Credit-Linked Deposit amounts owed by such Synthetic Investor to the Fronting Lender), (iv) the Fronting Lender is agreeing to make Synthetic Loans and to acquire participations in Synthetic Letters of Credit in reliance on the availability of such Synthetic Investor’s Credit-Linked Deposit to discharge such Synthetic Investor’s obligations herein and (v) the failure of any Synthetic Investor to make available to the Fronting Lender its Credit-Linked Deposit shall not relieve any other Synthetic Investor of its obligation hereunder to make available to the Fronting Agent its Credit-Linked Deposit, but no Synthetic Investor shall be responsible for the failure of any other Synthetic Investor to make available to the Fronting Lender such other Synthetic Investor’s Credit-Linked Deposit.

(ii) Synthetic Loans. Either (x) upon the occurrence and during the continuance of an Event of Default or (y) pursuant to the reimbursement provisions of Section 2.4(h), the Fronting Lender shall have the absolute right to be reimbursed from the Credit-Linked Deposit Account in an amount equal to the then-outstanding Synthetic Loans of the Fronting Lender made pursuant to Section 2.4(h) (Letters of Credit). Each Synthetic Investor hereby authorizes the withdrawal, and the Administrative Agent hereby agrees to withdraw, from the Credit-Linked Deposit Account (and to debit such Synthetic Investor’s Sub-Account in the amount of) each such Synthetic Investor’s Ratable Portion of such outstanding Synthetic Loans for payment to the Fronting Lender. Subject to the redeposit provisions set forth below, following such withdrawal and reimbursement, each Synthetic Investor will become a Synthetic Lender (without a commitment) to the extent of such withdrawal (and such withdrawal and payment shall not alter the obligation of the Borrower to repay all or any portion of such Synthetic Loans together with interest thereon, all as provided herein). So long as the Commitments shall not have terminated, promptly following receipt by the Administrative Agent of any payment from a Loan Party in respect of such Synthetic Loans and participations after such withdrawals and reimbursement, the Administrative Agent shall redeposit such amount into the Credit-Linked Deposit Account (and credit each Synthetic Investor’s Sub-Account for such Synthetic Investor’s Ratable Portion of such redeposited amount).

(d) Deposits to Credit-Linked Deposit Account. The following amounts will be deposited in the Credit-Linked Deposit Account at the following times (and each Synthetic Investor hereby authorizes and directs the Fronting Lender and the Administrative Agent to effect the same):

(i) On the Effective Date, each Synthetic Investor shall deposit in the Credit-Linked Deposit Account an amount in Dollars equal to such Synthetic Investor’s Synthetic Deposit Amount. The obligations of the Synthetic Investors to make the deposits required by this clause (i) are several and not joint, and no Synthetic Investor shall be responsible for any other Synthetic Investor’s failure to make its deposit as so required.

(ii) On any date prior to the Synthetic Facility Termination Date on which the Administrative Agent receives any payment from a Loan Party in respect of Synthetic Loans with respect to which amounts were withdrawn from the Credit-Linked Deposit Account, the Administrative Agent shall deposit in the Credit-Linked Deposit Account, and credit to the Sub-Accounts of the Synthetic Investors, the portion of such payment to be deposited therein, in accordance with clause (c)(ii) of this Section 2.1; provided that, to the extent the aggregate Credit-Linked Deposits would exceed the aggregate Synthetic Deposit Amounts after giving effect to the redeposit of such amounts, such excess shall not be deposited in the Credit-Linked Deposit Account and the Administrative Agent shall instead pay to each Synthetic Investor its Ratable Portion of such excess.

(iii) On any date prior to the Synthetic Facility Termination Date on which the Fronting Lender or any Issuer receives any reimbursement payment from a Loan Party in respect of a Reimbursement Obligation with respect to which amounts were withdrawn from the Credit-Linked Deposit Account to reimburse the Fronting Lender, the Fronting Lender or such Issuer shall forward such reimbursement payment to the Administrative Agent and the Administrative Agent shall deposit in the Credit-Linked Deposit Account, and credit to the Sub-Accounts of the Synthetic Investors, the portion of such reimbursement payment to be deposited therein, in accordance with Section 2.4(h) (Letters of Credit); provided that, to the extent the aggregate Credit-Linked Deposits would exceed the aggregate Synthetic Deposit Amounts after giving effect to the redeposit of such amounts, such excess shall not be deposited in the Credit-Linked Deposit Account and the Administrative Agent shall instead pay to each Synthetic Investor its Ratable Portion of such excess.

(iv) Concurrently with the effectiveness of any assignment by any Synthetic Investor of all or any portion of its Synthetic Deposit Amount and Credit-Linked Deposit, the Administrative Agent shall transfer into the Sub-Account of the assignee the corresponding portion of the amount on deposit in the assignor’s Sub-Account in accordance with Section 11.2 (Assignments and Participations).

(e) Withdrawals from Credit-Linked Deposit Account. Amounts on deposit in the Credit-Linked Deposit Account shall be withdrawn and distributed as follows:

(i) On each date on which the Fronting Lender is to be reimbursed by the Synthetic Investors pursuant to clause (c)(ii) of this Section 2.1 for any Synthetic Loan or Section 2.4(h), the Administrative Agent shall withdraw from the Credit-Linked Deposit Account the amount of such Synthetic Loan or participation, as the case may be (and debit the Sub-Account of each Synthetic Investor in the amount of its Ratable Portion of such Synthetic Loan or participation, as the case may be), as reimbursement to the Fronting Lender for such Synthetic Loan or participation, as the case may be. In the event that the total Syndicated Fronted Exposure exceeds the Syndicated Deposit Amount then in effect, the Borrower shall, without notice or demand, immediately terminate and return outstanding Syndicated Letters of Credit or cash collateralize outstanding Syndicated Letters of Credit in an aggregate amount sufficient to eliminate such excess.

(ii) Promptly following each reduction of the Synthetic Deposit Amount pursuant to and in accordance with Section 2.5 (Reduction and Termination of the Commitments), the Administrative Agent shall withdraw from the Credit-Linked Deposit Account and distribute to each Synthetic Investor its Ratable Portion of the amount by which the aggregate amount of Credit-Linked Deposits exceeds the Synthetic Deposit Amount after giving effect to such reduction.

(iii) Promptly following any termination of the Commitments under the Synthetic Facility pursuant to and in accordance with Section 2.5 (Reduction and Termination of the Commitments) or Article IX, the Administrative Agent shall withdraw from the Credit-Linked Deposit Account and distribute to each Synthetic Investor its Ratable Portion of the amount by which the aggregate amount of Credit-Linked Deposits exceeds the Synthetic Fronted Exposure at such time.

(iv) Promptly following (A) the termination of the Commitments under the Synthetic Facility and (B) the reduction to zero of all Synthetic Fronted Exposure, the Administrative Agent shall withdraw from the Credit-Linked Deposit Account and distribute to each Synthetic Investor the entire remaining amount of its Credit-Linked Deposit, and shall close the Credit-Linked Deposit Account.

Each Synthetic Investor irrevocably and unconditionally agrees that its Credit-Linked Deposit may be applied or withdrawn from time to time as set forth in this paragraph (e).

(f) Investment of Credit-Linked Deposits. The Credit-Linked Deposit of each Synthetic Investor will earn for the account of such Synthetic Investor a return on the average daily amount of such Credit-Linked Deposit (the “Credit-Linked Deposit Return”) at a rate per annum equal to (i) in respect of the period commencing on the Effective Date and ending on September 30, 2006 (the “Initial Period”), 5.27% and (ii) in respect of each successive calendar quarter, (A) the three-month Eurodollar Rate (as determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such calendar quarter) minus (B) 0.10% per annum, in each case calculated on the basis of the actual number of days elapsed over a year of 360 days. The Credit-Linked Deposit Return accrued through but excluding the last day of each period described in clause (i) or (ii) above shall, subject to Section 2.14(e), be payable by the Administrative Agent to each Synthetic Investor no later than the third Business Day following the last day of such period, and on the Synthetic Facility Termination Date. No Loan Party shall have any obligation under or in respect of the provisions of this clause (f) except as set forth in Section 2.14(e).

(g) Sufficiency of Credit-Linked Deposits. Notwithstanding any other provision of this Agreement, no Synthetic Loan shall be made, and no Synthetic Letter of Credit shall be Issued under the Synthetic Facility, if after giving effect thereto the aggregate amount of the Credit-Linked Deposits would be less than the Synthetic Fronted Exposure after giving effect thereto. The Fronting Lender agrees to provide, at the request of the Borrower or any Issuer, information to the Borrower or such Issuer as to the then-outstanding Synthetic Fronted Exposure and the aggregate amount of the Credit-Linked Deposits.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 1:00 p.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”) (or shall make such request by telephone and promptly thereafter forward a written confirmation containing the same information), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans, (E) the Available Credit (after giving effect to the proposed Borrowing), and (F) remittance instructions. The Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing of Revolving Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or $500,000 with respect to Swing Loans) and shall be allocated pro rata in accordance with each Lender’s Revolving Commitment.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such

Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(c) The failure of any Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make loans (each a “Swing Loan”) otherwise available to the Borrower as part of the Revolving Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Facility Termination Date in an aggregate principal amount outstanding at any time not to exceed $20,000,000; provided, however, that, in no event, shall any Swing Loan be made in excess of the Available Credit with respect to the Revolving Facility. Each Swing Loan shall be a Base Rate Loan and shall in any event mature no later than the Revolving Facility Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, the Borrower shall telecopy (or, if consented to by the Swing Loan Lender and the Administrative Agent, forward by electronic mail or similar means) to the Swing Loan Lender (with a copy to the Administrative Agent) a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request) (or shall make such request by telephone and promptly thereafter forward a written confirmation containing the same information), setting forth the requested amount and date of the Swing Loan (a “Swing Loan Request”), to be received by the Swing Loan Lender not later than 3:00 p.m. (New York City time) on the day of the proposed borrowing. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the

Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or, if agreed to by the Administrative Agent, electronic mail) weekly, by no later than 11:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time that each Revolving Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 4:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Revolving Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Lender’s receipt of such written statement, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Lender, such Revolving Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Lender fails to make all or part of such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

(f) Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each Revolving Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be paid by such

Revolving Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans for Revolving Loans.

(g) From and after the date on which any Revolving Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Lender such Revolving Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue one or more Letters of Credit at the request of, and for the account of, the Borrower to support obligations of the Borrower, any of its Subsidiaries or any Joint Ventures from time to time on any Business Day during the period commencing on the Effective Date and ending on (i) in the case of a Revolving Letter of Credit, the earlier of the Revolving Facility Termination Date and May 6, 2011 and (ii) in the case of a Synthetic Letter of Credit, the earlier of the Synthetic Facility Termination Date and May 6, 2012; provided, however, that no Issuer shall Issue any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received written notice from the Administrative Agent, any Lender or the Borrower, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1 (Conditions Precedent to Effectiveness) (with respect to an issuance on the Effective Date) or 3.2 (Conditions Precedent to Each Loan and Letter of Credit) is not then satisfied or duly waived in accordance with Section 11.1 (Amendments, Waivers, Etc.);

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Outstandings in respect of the relevant Facility would exceed the aggregate Commitments in respect of the relevant Facility in effect at such time;

(iv) any fees due in connection with a requested Issuance have not been paid;

(v) such Letter of Credit is requested to be issued in a form that is not acceptable to such Issuer, in its sole discretion exercised in a commercially reasonable manner; or

(vi) with respect to any requested Letter of Credit denominated in an Alternative Currency, the Administrative Agent and the Issuer have each approved such Issuance and the Issuer receives notice from the Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would exceed $75,000,000 on the date of such proposed Issuance.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit. The Borrower and the Issuers acknowledge the issuance of the Existing Letters of Credit prior to the Effective Date and agree that such Existing Letters of Credit are hereby deemed to be issued hereunder on the Effective Date and shall be Synthetic Letters of Credit to the extent of the Synthetic Commitment, with any remaining amount being Revolving Letters of Credit.

(b) In no event shall the expiration date of any Letter of Credit be later than one year from the date of issuance thereof; provided, however, that any Letter of Credit with a fixed term may provide for the renewal thereof for additional periods of not more than 12 months; provided, further, however, that if any such renewal would result in the expiration date of a Letter of Credit to occur later than five Business Days prior to (i) in the case of a Revolving Letter of Credit, the Revolving Facility Termination Date and (ii) in the case of a Synthetic Letter of Credit, the Synthetic Facility Termination Date, then at the time of such renewal the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 105% of the face amount of such Letter of Credit. Notwithstanding anything herein to the contrary, after the expiration of any renewal period of a Letter of Credit that extends beyond the Revolving Facility Termination Date or Synthetic Facility Termination Date, as applicable, if such Letter of Credit is further renewed or extended, then the obligations of the Revolving Lenders, Fronting Lender and Synthetic Investors, as applicable, to fund their Ratable Portion of such Letter of Credit pursuant to Section 2.4(h) shall be terminated.

(c) In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ (unless the relevant Issuer otherwise agrees) prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable on and after the Issuance of such Letter of Credit (and, prior to such Issuance, may be revoked only with the consent of the Issuer) and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day), whether such Letter of Credit is a Revolving Letter of Credit or Synthetic Letter of Credit, and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 1:00 p.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit. Notwithstanding the foregoing, the Borrower may deem a Revolving Letter of Credit to be a Synthetic Letter of Credit or a Synthetic Letter of Credit to be a Revolving Letter of Credit; provided, that (i) the Borrower provide the relevant Issuer and the Administrative Agent at least one Business Day’s prior written notice of such change and (ii) there is capacity to issue such Letter of Credit under the Revolving Facility or Synthetic Facility, as applicable.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each Synthetic Investor or Revolving Lender, as applicable, in the Letter of Credit Obligations arising with respect thereto, the Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or, if consented to by the Administrative Agent, electronic mail) of the Issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it, the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation and the cancellation, termination or expiration of any Letter of Credit (which notice the Administrative Agent shall promptly notify each Revolving Lender and/or Synthetic Investor of);

(ii) upon the request of any Revolving Lender or Synthetic Investor, furnish to such Revolving Lender or Synthetic Investor copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Lender or Synthetic Investor; and

(iii) no later than 5 Business Days following the last Business Day of each calendar quarter (commencing with the calendar quarter ending September 30, 2006), provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Lender or Synthetic Investor requesting the same) and the Borrower a schedule of Documentary and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each calendar quarter and any information requested by the Borrower or the Administrative Agent relating thereto.

(g) Effective with respect to the Existing Letters of Credit upon the occurrence of the Effective Date, and otherwise effective immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, each Issuer shall be deemed to have sold and transferred to each Revolving Lender or Synthetic Investor, as applicable, and each Revolving Lender or Synthetic Investor, as applicable, shall be deemed irrevocably and unconditionally to have purchased and received from each Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s or Synthetic Investor’s Ratable Portion of the Commitments in respect of the Revolving Facility or the Synthetic Facility, as applicable, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date (the “Reimbursement Date”) that is the next succeeding Business Day after the Borrower receives notice from such Issuer (or, if such notice is not received prior to 11:00 A.M. (New York Time) on any Business Day, then no later than 10 A.M. (New York Time) on the next succeeding Business Day) that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that the Borrower reimburses an Issuer for any Reimbursement Obligation with respect to a Synthetic Letter of Credit, for a period of 91 days following such reimbursement payment by the Borrower, the Synthetic Fronted Exposure shall be deemed to include for all purposes hereunder (including for purposes of the issuance of any new Synthetic Letter of Credit during such period) the amount of such reimbursement payment until the end of such 91-day period. If any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower in respect thereof is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender and each Synthetic Investor, as applicable, of such failure, and (x) in the case of Revolving Letters of Credit, each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion in Dollars and (y) in the case of a Synthetic Letter of Credit, the Fronting Lender shall withdraw from such Synthetic Investor’s Sub-Account such Synthetic Investor’s Ratable Portion and shall remit such amount to the Administrative Agent for the account of such Issuer, in the case of each of clauses (x) and (y), of such payment in Dollars (or the Dollar Equivalent thereof if such payment was made in an Alternative Currency) and in immediately available funds. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds as set forth in the immediately preceding sentence. Upon such payment by a Lender or Fronting Lender, as applicable, such Lender or Fronting Lender, as applicable, shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan or Synthetic Loan, as applicable, to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender or Fronting Lender, as applicable, pursuant to this clause (h), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to such Lender or Fronting Lender, as applicable, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation (and, if such Lender is the Fronting Lender, Fronting Lender shall apply such amount as provided in Section 2.1(d) (Deposits to Credit-Linked Deposit Account).

(i) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Lenders and Fronting Lender (except, with respect to the Revolving Lenders and Fronting Lender, as otherwise set forth in the last sentence of Section 2.4(b)) to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent, any Lender any Synthetic Investor or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Synthetic Investors, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to the Borrower, any Synthetic Investor or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever. Any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in any case, be deemed not to constitute willful misconduct or gross negligence of the Issuer. Notwithstanding the foregoing, nothing in this clause (i) shall be deemed to release any Issuer from liability with respect to its gross negligence or willful misconduct.

(j) If and to the extent any Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of an Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any amount so unpaid together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans for Revolving Loans. The failure of any Lender to make available to the Administrative Agent for the account of an Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuer such other Lender’s Ratable Portion of any such payment.

(k) The Administrative Agent shall determine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency and each obligation due with respect thereto, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Dollar Equivalent of each Reimbursement Obligation with respect to a drawn Letter of Credit shall be calculated on the date the Issuer pays the draw giving rise to such Reimbursement Obligation. The Administrative Agent shall determine or redetermine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency, as applicable, on the date of each Issuance of such Letter of Credit and at any time, in the Administrative Agent’s sole discretion. The Administrative Agent may determine or redetermine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency at any time upon request of any Lender, Synthetic Investor or Issuer.

Section 2.5 Reduction and Termination of the Commitments

(a) The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the respective Commitments of the Lenders with respect to a particular Facility; provided, however, that (i) each partial reduction shall be in an aggregate amount that is an integral multiple of $5,000,000 and (ii) each such reduction shall be made ratably in accordance with each Lender’s Commitment in respect of such Facility. A notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, and if any notice so states it may be revoked by the Borrower by notice to the Administrative Agent on or prior to the date specified for the termination of the Commitments that the refinancing condition has not been met and the termination is to be revoked (it being understood that any Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.11).

(b) Any reduction of Commitments pursuant to Section 7.5 or Section 8.4(j) shall be applied as follows:

first, to prepay the Swing Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;

second, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

third, to prepay outstanding reimbursement obligations with respect to Revolving Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

fourth, to cash collateralize Revolving Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such cash collateralization;

fifth, to further permanently reduce the Revolving Commitments to the full extent thereof;

sixth, to prepay outstanding reimbursement obligations with respect to Synthetic Letters of Credit and to further permanently reduce the Synthetic Commitments by the amount of such prepayment;

seventh, to cash collateralize Synthetic Letters of Credit and to further permanently reduce the Synthetic Commitments by the amount of such cash collateralization; and

eighth, to further permanently reduce the Synthetic Commitments to the full extent thereof.

(c) Upon any reduction of the Commitments under the Synthetic Facility pursuant to clause (a) above or otherwise, the Synthetic Deposit Amount of each Synthetic Investor shall automatically be reduced by its Ratable Portion of such reduction and, if the face amount of any outstanding Synthetic Letters of Credit exceeds the remaining amount of the Synthetic Deposit Amount, the Borrower shall provide cash collateral for the Letters of Credit Obligations with respect to the Synthetic Facility in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

Section 2.6 Repayment of Loans

(a) The Borrower promises to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of the (i) Revolving Loans and the Swing Loans on the Revolving Facility Termination Date and (ii) Synthetic Loans on the Synthetic Facility Termination Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

Section 2.7 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of this Agreement, if any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Loans of such Lender, substantially in the form of Exhibit B (Form of Promissory Note).

Section 2.8 Optional Prepayments

The Borrower may, at any time, prepay the outstanding principal amount of the Loans and Swing Loans in whole or in part; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); provided, further, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and shall be applied, at the Borrower’s discretion, either (i) to reduce the outstanding principal amount under any Facility or Facilities, or (ii) pro rata between the Revolving Facility and the Synthetic Facility, in each case in accordance with each Lender’s Commitment. Upon the giving of such notice of prepayment, the principal amount of Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

Section 2.9 Mandatory Prepayments

(a) If, at any time, the aggregate principal amount of Outstandings with respect to the Revolving Facility exceeds the aggregate Commitments with respect to the Revolving Facility at such time, the Borrower shall forthwith prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations with respect to the Revolving Facility in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

(b) If, at any time, the aggregate principal amount of Revolving Loans exceeds the Revolving Loan Sublimit, the Borrower shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess.

(c) If, at any time, the aggregate Letter of Credit Obligations with respect to the Synthetic Facility exceeds the aggregate amount of the Credit-Linked Deposits, the Borrower shall provide cash collateral for the Letter of Credit Obligations with respect to the Synthetic Facility in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

(d) Upon receipt by the Borrower or any of its Subsidiaries of any insurance proceeds pursuant to Section 7.5(b), such amounts shall be applied to reduce Commitments in accordance with Section 2.5(b).

Section 2.10 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin for Base Rate Loans; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Eurodollar Rate Loan determined for the applicable Interest Period plus (B) the Applicable Margin for Eurodollar Rate Loans in effect from time to time during such Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) in respect of interest that has accrued during the Initial Period, on the last Business Day of the Initial Period, (B) thereafter, on the last Business Day of each calendar quarter and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default of the type described in Section 9.1(a) or (b) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall, upon the election of the Requisite Lenders (except if an Event of Default has occurred under Section 9.1(f) (Events of Default) that results in the automatic acceleration of the Obligations, in which case such interest rate increase shall be immediate), bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.

Section 2.11 Conversion/Continuation Option

(a) The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in an amount that is an integral multiple of $1,000,000. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) specifying, in each case, (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

(b) The Administrative Agent shall promptly notify each applicable Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time during which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12 Fees

(a) Commitment Fees. With respect to the Revolving Facility, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Revolving Commitment Fee”), accruing at a rate per annum equal to the Applicable Commitment Fee Rate applicable to the Revolving Facility on the actual daily amount by which the Revolving Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of (x) the outstanding principal amount of Revolving Loans plus (y) the outstanding amount of the Letter of Credit Obligations (excluding obligations with respect to Synthetic Letters of Credit) during the period from the Effective Date until the Revolving Facility Termination Date, payable in arrears (A) on the last Business Day of each calendar quarter (commencing with the calendar quarter ending September 30, 2006) and (B) on the Revolving Facility Termination Date.

(b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee of 0.125% per annum (“Fronting Fees”), payable in arrears (x) with respect to Revolving Letters of Credit (A) on the last Business Day of each calendar quarter (commencing with the calendar quarter ending September 30, 2006) and (B) on the Revolving Facility Termination Date, and (y) with respect to Synthetic Letters of Credit (A) on the last Business Day of each calendar quarter (commencing with the calendar quarter ending September 30, 2006) and (B) on the Synthetic Facility Termination Date;

(ii) to the Administrative Agent for the account and ratable benefit of the applicable Lenders, with respect to each Revolving Letter of Credit, a fee (the “Revolving Letter of Credit Participation Fee”) accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar

Rate Loans on the maximum amount available from time to time to be drawn under such Revolving Letter of Credit (in the case of any Revolving Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of the average undrawn amount thereof on the payment date for such fee), payable in arrears (A) on the last Business Day of each calendar quarter (commencing with the calendar quarter ending September 30, 2006) and (B) on the Revolving Facility Termination Date; provided, however, that during the continuance of an Event of Default under Section 9.1(a) or (b), such fee shall be increased, upon the election of the Requisite Lenders (except if an Event of Default has occurred under Section 9.1(f) (Events of Default) that results in the automatic acceleration of the Obligations, in which case such increase shall be immediate), by two percent per annum and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c) Synthetic Fees. (i) The Borrower agrees to pay to the Administrative Agent, on behalf of each Synthetic Investor, a fee on the aggregate amount of the Credit-Linked Deposit of all Synthetic Investors (the “Synthetic Fee”) from the Effective Date until the Synthetic Facility Termination Date at an annual rate of one-tenth of one percent (0.10%), payable in arrears on (a) the last Business Day of each calendar quarter (commencing with the calendar quarter ending September 30, 2006) and (b) the Synthetic Facility Termination Date. Such Synthetic Fee shall be payable to the Administrative Agent who will distribute such fee to each Synthetic Investor, in accordance with its Ratable Portion, pursuant to Section 2.12(e).

(ii) The Borrower agrees to pay to the Administrative Agent, for the account and ratable benefit of the Synthetic Investors, a fee (the “Synthetic Letter of Credit Participation Fee”) accruing at a rate per annum equal to 2.50%, on the aggregate amount of the Credit-Linked Deposit of all Synthetic Investors, payable in arrears (A) on the last Business Day of each calendar quarter (commencing with the calendar quarter ending September 30, 2006) and (B) on the Synthetic Facility Termination Date; provided, however, that during the continuance of an Event of Default under Section 9.1(a) or (b), such fee shall be increased, upon the election of the Requisite Lenders (except if an Event of Default has occurred under Section 9.1(f) (Events of Default) that results in the automatic acceleration of the Obligations, in which case such increase shall be immediate), by two percent per annum and shall be payable on demand.

(d) Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Lenders additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

(e) Payment of Fees to Lenders and Synthetic Investors. The Administrative Agent hereby agrees to pay to each Lender and Synthetic Investor, as applicable, such Lender’s or Synthetic Investor’s Ratable Portion of the Revolving Commitment Fee, Synthetic Fee and Letter of Credit Participation Fee, as applicable, received by the Administrative Agent in its capacity as such, promptly following receipt of each of the same from (and only to the extent each such fee is received from) the Borrower or any other Loan Party.

Section 2.13 Payments and Computations

(a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 3:00 p.m. (New York time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clauses (e) or (f) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) (Increased Costs) or (d) (Illegality) shall be paid only to any affected Lender (or, if to the Fronting Lender, only to the extent of the interest of the affected Synthetic Investor) and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 3:00 p.m. (New York time) shall be deemed (in the Administrative Agent’s sole discretion) to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of the actual number of days elapsed (in each case calculated to include the first day but exclude the last day) (i) over a year of 365 or 366 days, as the case may be, in the case of interest accruing at the Base Rate when the Base Rate is determined by reference to the Prime Rate, and (ii) over a year of 360 days at all other times). Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first three Business Days, and, thereafter, at the rate applicable to Base Rate Loans under the applicable Facility, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e) Subject to the provisions of clause (f) below, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable, and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of other Loans received by the Administrative Agent shall be distributed to each applicable Lender in accordance with such Lender’s Ratable Portion of the Commitments with respect to the applicable Facility; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any net proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, during such time, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

First, to pay interest on and then principal of any portion of (i) the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower and (ii) the Reimbursement Obligations owed to any Issuer for which such Issuer has not then been reimbursed by any Lender or the Borrower;

Second, to pay interest on and then principal of any Swing Loan;

Third, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Administrative Agent;

Fourth, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Lenders, the Synthetic Investors and the Issuers;

Fifth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Lenders, the Synthetic Investors and the Issuers;

Sixth, to pay interest then due and payable in respect of the Loans (ratably to the aggregate principal amount of such Loans) and Reimbursement Obligations;

Seventh, to pay or prepay principal amounts on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts; and

Eighth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first through eighth above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s, Synthetic Investor’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses first through eighth above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of prior notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender, Synthetic Investor or Issuer or by any other Person that is not a Lender, Synthetic Investor or Issuer. The order of priority set forth in clauses first through fifth above may be changed only with the prior written consent of the Administrative Agent in addition to the Requisite Lenders.

Section 2.14 Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair

If (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period (or, in respect of the Credit-Linked Deposit Return, the Initial Period or any calendar quarter) will not adequately reflect the cost to the Lenders and the Synthetic Investors of making or maintaining such Loans (or of making, maintaining or receiving the corresponding Credit-Linked Deposits) for such Interest Period, Initial Period or calendar quarter, the Administrative Agent shall forthwith so notify the Borrower, the Synthetic Investors and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist, which notice shall be given promptly following such determination. Thereafter, the Borrower’s right to request, and the Lenders’ obligations, if any, to make Eurodollar Rate Loans shall be restored.

(c) Increased Costs

If at any time any Lender or Synthetic Investor determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (including any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender or Synthetic Investor with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall (i) have the effect of increasing the cost to such Lender or Synthetic Investor of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan or agreeing to make or making, funding, maintaining or receiving any Credit-Linked Deposit, or (ii) subject any Lender or Synthetic Investor to any Tax of any kind whatsoever with respect to any Eurodollar Rate Loan or Credit-Linked Deposit, or change the basis of taxation of payments to such Lender or Synthetic Investor in respect thereof (except for Taxes or Other Taxes indemnifiable pursuant to Section 2.16 (Taxes) or the imposition of, or any change in the rate of, any Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender or Synthetic Investor (with a copy of such demand to the Administrative Agent and the Fronting Lender), pay to the Administrative Agent for the account of such Lender or, in the case of a Synthetic Investor, to the Administrative Agent for the account of the Fronting Lender (for the account of the Synthetic Investor), additional amounts sufficient to compensate such Lender or Synthetic Investor for such increased cost. A certificate as to the amount of such increased cost shall be, together with supporting documents, submitted to the Borrower and the Administrative Agent (and, in the case of a Synthetic Investor, to the Fronting Lender) by such Lender or Synthetic Investor and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in such certificate shall be retroactive, the Borrower shall not be required to compensate a Lender or Synthetic Investor pursuant to this clause (c) for any increased costs or reduction incurred more than 180 days prior to the date of such certificate. The Borrower shall pay such Lender or Synthetic Investor the amount shown as due on any such certificate within 30 days after its receipt of the same.

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this Section 2.14(d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Lender and Synthetic Investor, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or Synthetic Investor to fund or maintain such Lender’s Eurodollar Rate Loan to the Borrower or such Synthetic Investor’s Credit-Linked Deposit, but excluding any loss of the Applicable Margin or other profit on the relevant Loans) that such Lender or Synthetic Investor may sustain (i) if for any reason a proposed Borrowing or continuation of, or conversion into, Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if

for any reason any Eurodollar Rate Loan is prepaid by reason of an increase or reduction in Commitments on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.14(d), (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof, (v) as a consequence of the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.17 or Section 11.1(c) or (vi) if, for any reason, the Fronting Lender is required to make any payment in respect of any Credit-Linked Deposit or to reimburse any Synthetic Investor for any similar loss, expense or liability in respect of any Credit-Linked Deposit. Without limiting the foregoing, if any amount withdrawn from the Credit-Linked Deposit Account to reimburse the Fronting Lender as provided herein shall be subsequently reimbursed to the Fronting Lender by the Borrower or any other Loan Party other than on the last day of a calendar quarter, the Fronting Lender shall invest the amount so reimbursed in overnight or short-term cash equivalent investments until the end of such calendar quarter and the Borrower shall pay to the Fronting Lender, upon the Fronting Lender’s request therefor, the amount, if any, by which the interest accrued on a like amount of the Credit-Linked Deposits at the Eurodollar Rate for such calendar quarter shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of such calendar quarter, as determined by the Fronting Lender (such determination to be conclusive absent manifest error) and set forth in the request for payment delivered to the Borrower. If the Borrower shall fail to pay an amount due under the preceding sentence, the amount payable by the Fronting Lender to the Synthetic Investors on their Credit-Linked Deposits under Section 2.1(f) (The Commitments; Credit-Linked Deposit Amount) shall be correspondingly reduced and each Synthetic Investor shall without further act succeed, ratably in accordance with its Ratable Portion, to the rights of the Fronting Lender with respect to such amount. The Lender or Synthetic Investor making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.15 Capital Adequacy

If at any time any Lender or Synthetic Investor determines that (a) the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s or Synthetic Investor’s (or any Person controlling such Lender’s or Synthetic Investor’s) capital as a consequence of its obligations hereunder, in respect of the Credit-Linked Deposits or under or in respect of any Letter of Credit to a level below that which such Lender, Synthetic Investor or Person could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender or, through the Fronting Lender, such

Synthetic Investor (with a copy of such demand to the Administrative Agent and, in the case of a Synthetic Investor, the Fronting Lender), the Borrower shall pay to the Administrative Agent for the account of such Lender or, in the case of a Synthetic Investor, to the Administrative Agent for the account of the Fronting Lender (for the account of such Synthetic Investor), from time to time as specified by such Lender or Synthetic Investor, additional amounts sufficient to compensate such Lender or Synthetic Investor for such reduction. A certificate as to such amounts setting forth in reasonable detail the basis for such demand and a calculation for such amount shall be submitted to the Borrower and the Administrative Agent by such Lender or Synthetic Investor and shall be conclusive and binding for all purposes absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in any such certificate shall be retroactive, the Borrower shall not be required to compensate a Lender or Synthetic Investor pursuant to this Section 2.15 (Capital Adequacy) for any reduction in rates of return with respect to any period prior to the date that is 180 days prior to the date of each such certificate.

Section 2.16 Taxes

(a) Except as otherwise expressly provided in this Section 2.16 (Taxes), any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto and with respect to any corresponding payment that may be made by the Fronting Lender to the Synthetic Investors in respect of the Credit-Linked Deposits, excluding (i) in the case of each Lender and Synthetic Investor and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Synthetic Investor or the Administrative Agent (as the case may be) is organized and (B) any withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of any Lender or Synthetic Investor that became a Lender or Synthetic Investor by assignment or transfer after the Effective Date, the effective date of such assignment or transfer, except to the extent that such Lender’s or Synthetic Investor’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower pursuant to this Section 2.16) applicable to such Lender, Synthetic Investor or the Administrative Agent (as the case may be), but not excluding any United States or Panamanian withholding taxes payable as a result of any change in such laws occurring after the Effective Date (or the date of such assignment or transfer, except to the extent that such Lender’s or Synthetic Investor’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower pursuant to this Section 2.16) and (ii) in the case of each Lender and Synthetic Investor, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or Synthetic Investor and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, the Administrative Agent or any

Synthetic Investor, (w) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender, Synthetic Investor or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the Borrower (or, in the case of any sum payable by the Fronting Lender to the Synthetic Investors hereunder, the Fronting Lender) shall make such deductions, (y) the Borrower (or, in the case of any sum payable by the Fronting Lender to the Synthetic Investors hereunder, the Fronting Lender) shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the Borrower (or, in the case of any sum payable by the Fronting Lender to the Synthetic Investors hereunder, the Fronting Lender) shall deliver to the Administrative Agent evidence of such payment; provided, however, that failure of the Fronting Lender to provide such evidence shall not relieve the Borrower of any of its obligations hereunder.

(b) In addition, the Borrower shall pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Except as otherwise expressly provided in this Section 2.16 (Taxes), the Borrower shall indemnify each Lender, Synthetic Investor and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, Synthetic Investor or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Administrative Agent or such Synthetic Investor (as the case may be) makes written demand therefor (which shall, in case of such Synthetic Investor, be made through the Fronting Lender). Such written demand shall include a certificate setting forth in reasonable detail the type and amount of the indemnification payment to be made; provided, however, that the Borrower shall not be required to compensate a Lender or Synthetic Investor pursuant to this clause (c) for (i) any Taxes or Other Taxes incurred more than 180 days (or, if such Taxes or Other Taxes are measured based on a longer fiscal period, 180 days after the end of the most recent fiscal period therefor) prior to the receipt of such written demand, or (ii) any penalties, interest or other liabilities arising from the willful misconduct or gross negligence of a Lender or Synthetic Investor.

(d) The Borrower shall use commercially reasonable efforts to furnish, within 60 days after the date of any payment of Taxes or Other Taxes pursuant to this Section 2.16, to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof or such other evidence of payment reasonably satisfactory to the Administrative Agent.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of the Obligations, until 30 days after the expiration of the statute of limitations applicable to the collection from the relevant Lender, the relevant Synthetic Investor or the Administrative Agent of the Taxes and Other Taxes to which the obligations under this Section 2.16 relate.

(f) Prior to the Effective Date in the case of each Non-U.S. Financial Institution that is a signatory hereto and, otherwise, on the date such Non-U.S. Financial Institution becomes a Non-U.S. Financial Institution and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Financial Institution shall provide the Administrative Agent and the Borrower (and, if such Non-U.S. Financial Institution is a Synthetic Investor, the Fronting Lender) with two completed originals of each of the following: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) (or any successor form), (ii) Form W-8BEN (claiming exemption from withholding tax under an income tax treaty) (or any successor form), (iii) in the case of a Non-U.S. Financial Institution claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Financial Institution’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Financial Institutions under the Loan Documents. Within a reasonable period following written request therefor from the Borrower, each Non-U.S. Financial Institution (but only as long as such Non-U.S. Financial Institution is able to do so pursuant to applicable Requirements of Law) shall provide to each of the Borrower and the Administrative Agent (and, if such Non-U.S. Financial Institution is a Synthetic Investor, the Fronting Lender) such additional Forms W-8BEN or W-8ECI (or any successor or other applicable form, certificate or document prescribed by the IRS) to the extent necessary as a result of any prior form expiring or becoming inaccurate or obsolete. Unless the Borrower and the Administrative Agent (and, if applicable, the Fronting Lender) have received forms or other documents satisfactory to each of them indicating that payments under any Loan Document to or for a Non-U.S. Financial Institution are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent (or, if applicable, the Fronting Lender) shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate. The fact that the Fronting Lender shall withhold and pay to the relevant taxing authority any amounts pursuant hereto shall not relieve the Borrower of any of its obligation to pay to the Fronting Lender such amounts. The Fronting Lender shall provide the Administrative Agent and the Borrower with any such form or other document received from any Non-U.S. Synthetic Investor.

(g) Each Lender or Synthetic Investor (other than a Non-U.S. Financial Institution) shall, on or prior to the date of its execution and delivery of the Agreement or, as the case may be, the date such Lender becomes a Lender or such Synthetic Investor becomes a Synthetic Investor, provide to each of the Borrower and the

Administrative Agent (and, in the case of a Synthetic Investor, the Fronting Lender) two completed original Forms W-9, unless such Lender or Synthetic Investor notifies the Borrower and the Administrative Agent (and, in the case of a Synthetic Investor, the Fronting Lender) that it is an “exempt recipient,” as defined in Treasury Regulations Section 1.6049-4(c) with respect to which no withholding is required. Each Lender and Synthetic Investor (from time to time following written request therefor from the Borrower, but only for so long as such Lender or Synthetic Investor is able to do so pursuant to applicable Requirements of Law) will provide to each of the Borrower and the Administrative Agent (and, in the case of a Synthetic Investor, the Fronting Lender) additional original Forms W-9 or notification of “exempt recipient” status (or any successor or other applicable form, certificate or document prescribed by the IRS) to the extent necessary as a result of any prior form or notification expiring or becoming inaccurate or obsolete.

(h) (i) For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form or other document described in Section 2.16(f) or (g), as applicable (other than if such failure is due to a change in any applicable Requirement of Law occurring after the date on which a form originally was required to be provided, or if such form is not required under Section 2.16(g), such Lender shall not be entitled to indemnification under Section 2.16(a) or (c) with respect to Taxes imposed by reason of such failure.

(ii) For any period with respect to which a Synthetic Investor has failed to provide the Fronting Lender with the appropriate form or other document described in Section 2.16(f) or (g) (other than if such failure is due to a change in any applicable Requirement of Law occurring after the date on which a form originally was required to be provided, or if such form is not required under Section 2.16(g)), neither such Synthetic Investor nor the Fronting Lender shall be entitled to indemnification under Section 2.16(a) or (c) with respect to Taxes imposed by reason of such failure.

(i) If any Lender or the Administrative Agent shall become aware that it (or, in the case of the Fronting Lender, any Synthetic Investor) is entitled to receive a refund in respect of Taxes or Other Taxes as to which such Lender or the Administrative Agent has received a payment from, or has been indemnified by, the Borrower pursuant to this Section 2.16, it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of a request by the Borrower, apply (or cause such Synthetic Investor to apply) for such refund at the sole cost and expense of the Loan Parties. If any Lender or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has received a payment from or has been indemnified by the Borrower pursuant to this Section 2.16, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, it shall promptly notify the Borrower of such receipt and shall, within 30 days after the later of the receipt of a request by the Borrower or the receipt of such refund (unless such Lender reasonably expects that is shall be required to repay such refund to the relevant tax authority), pay the amount of such refund to the Borrower, net of all out-of-pocket expenses of such Lender and taxes imposed on the Lender or Administrative Agent with respect to such amounts (and, in the case of the Fronting Lender, of the Synthetic Investor), without interest thereon and subject to Section 11.6 (Right of Set-off); provided, however, that the Borrower agrees to return such refund to such Lender or the Administrative Agent promptly upon receipt of written notice in the event that such Lender, the relevant Synthetic Investor or the Administrative Agent is required to repay such refund to the relevant tax authority. Nothing contained in this Section 2.16 shall require any Lender or the Administrative Agent to make available to the Borrower any tax return or any other document containing information that it (or, in the case of the Fronting Lender, the Synthetic Investor) deems to be confidential.

(j) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.17 Substitution of Lenders

If (a)(i) any Lender (other than the Fronting Lender) or Synthetic Investor makes a claim under Section 2.14(c) (Increased Costs) or 2.15 (Capital Adequacy), (ii) it becomes illegal for any Lender (other than the Fronting Lender) to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (iii) the Borrower is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender (other than the Fronting Lender) or Synthetic Investor, (iv) any Lender (other than the Fronting Lender) becomes a Non-Funding Lender or (v) any Synthetic Investor fails to make the initial payment it is required to make in respect of any Credit-Linked Deposit, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender or Synthetic Investor under this Agreement with respect to its Loans exceeds the effective average rate of interest payable to the Requisite Lenders under this Agreement and (c) Lenders holding at least 75% of the aggregate Commitments (considering, for purpose of this clause (c) that the Commitment of the Fronting Lender has been assigned to the Synthetic Investors in accordance with their Ratable Portion) are not subject to such increased costs or illegality, payment or proceedings (any such Lender or Synthetic Investor, an “Affected Lender”), the Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the notification to the Borrower of any applicable event described in clauses (a)(i), (ii), (iii) or (iv) above) by the Borrower to the Administrative Agent and the Affected Lender (and, if such Affected Lender is a Synthetic Investor, the Fronting Lender) that the Borrower intends to make such substitution, which substitute financial institution (x) must be an Eligible Assignee and (y) if not already a Lender or Synthetic Investor, must be reasonably acceptable to the Administrative Agent; provided, however, that, if more than one Lender or Synthetic Investor claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders and Synthetic Investors making such claims. If the proposed substitute financial institution or other entity meets the conditions set forth in clauses (x) through (y) above and the written notice was properly issued under this Section 2.17, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, at par plus accrued interest, (and, if such Affected Lender is a Synthetic Investor, the Fronting Lender shall execute all documents necessary to effect such sale and substitution) all rights and claims of such Affected Lender under the Loan Documents and the Credit-Linked Deposit and such substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents or, as the case may be, the Credit-Linked Deposit (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). If such Affected Lender is a Lender hereunder, upon the effectiveness of such sale, purchase and assumption (that, in any event shall be conditioned upon the payment in full by the Borrower in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date to such Affected Lender), the substitute financial institution or other entity shall become a “Lender” (or if such Affected Lender is a Synthetic Investor, a “Synthetic Investor”) hereunder for all purposes of this Agreement having a Commitment (if applicable) or Credit-Linked Deposit, as applicable, in the amount of such Affected Lender’s Commitment or Credit-Linked Deposit, as applicable, assumed by it and such Commitment or Credit-Linked Deposit, as applicable, of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender. If such Affected Lender is a Lender or Synthetic Investor hereunder, it shall execute an Assignment and Acceptance to evidence such transfer; provided, however, that the failure of the Affected Lender to execute such Assignment and Acceptance shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed upon receipt by such Affected Lender of such payment in full.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Effectiveness

This Agreement, including the covenants and obligations of the Borrower hereunder, the obligation of each Lender to make the Loans, the obligation of each Issuer to Issue Letters of Credit and the obligations of each Synthetic Investor to make its Credit-Linked Deposit, shall not become effective until the date (the “Effective Date”) on which all of the following conditions precedent are satisfied or duly waived in accordance with Section 11.1 (Amendments, Waivers, Etc.):

(a) Deliveries at Closing. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a Responsible Officer of the Borrower, (ii) if requested by any Lender, Promissory Notes substantially in the form of Exhibit B-1 (Form of Promissory Note), each executed and delivered by a Responsible Officer of the Borrower, (iii) each Collateral Document, executed and delivered by a Responsible Officer of the Borrower and each Guarantor, as applicable, and (iv) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 8.1(f) (Indebtedness) with respect to any outstanding intercompany obligations and advances owed to a Loan Party, executed and delivered by the obligor thereof.

(b) Recapitalization. The Recapitalization shall be consummated substantially concurrently with the closing under the Facilities in accordance with applicable law and consistent with the terms described in this Agreement in all material respects. On the Effective Date, the Borrower and its Subsidiaries shall have repurchased or repaid in full all Existing Secured Notes and after giving effect to the Recapitalization and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than Indebtedness permitted pursuant to Section 8.1.

(c) Financial Statements. The Administrative Agent shall have received (i) the Projections, (ii) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2003, 2004 and 2005 Fiscal Years and (iii) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 45 days before the Effective Date, which financial statements shall not be materially inconsistent in an adverse manner with the financial statements or forecasts previously provided to the Administrative Agent.

(d) Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period, prepared after giving effect to the Recapitalization as if the Recapitalization had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Administrative Agent.

(e) Receipt of Credit-Linked Deposits. The Fronting Lender shall have received the Credit-Linked Deposits from the Synthetic Investors in an aggregate amount equal to the Fronting Lender’s Commitment under the Synthetic Facility.

(f) Existing Indenture. The Borrower shall have delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing Existing Secured Notes.

(g) [Reserved].

(h) Collateral Documents. The Administrative Agent shall have received a duly executed Perfection Certificate dated on or prior to the Effective Date (“Perfection Certificate”). The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction in the United States and Panama with respect to the Borrower and those of the Subsidiaries that shall be Guarantors and abstracts of title with respect to the Mortgaged Vessels, and such search shall reveal no Liens on any of the assets of the Borrower or any of such Subsidiaries except, in the case of Collateral other than Pledged Stock (as defined in the Pledge and Security Agreement), for Liens expressly permitted by Section 8.2 (Liens, Etc.) and except for Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent. The Collateral Documents shall be in full force and effect on the Effective Date, and each document (including each Uniform Commercial Code financing statement and documentation relating to the Mortgaged Vessels) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a valid, legal and perfected first-priority Lien on, and security interest in, the Collateral (subject to any Liens expressly permitted by Section 8.2 (Liens, Etc.)) shall have been delivered to the Collateral Agent. The Pledged Stock and the Pledged Notes (each as defined in the Pledge and Security Agreement) shall be duly and validly pledged under the Pledge and Security Agreement to the Administrative Agent for the ratable benefit of the Secured Parties, and certificates representing such pledged Collateral, accompanied by instruments of transfer and stock powers endorsed in blank, shall have been delivered to the Administrative Agent.

(i) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders, the Synthetic Investors and the Issuers, favorable written opinions of (a) Baker Botts L.L.P., counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties), (b) John T. Nesser, General Counsel of the Borrower, (c) Durling & Durling, special Panamanian counsel to certain of the Loan Parties, (d) Gardere Wynne Sewell LLP, special U.S. maritime counsel to the Collateral Agent, and (e) subject to the Borrower’s consent, each other special and local counsel to the Loan Parties as the Administrative Agent may reasonably request, in each case dated as of the Effective Date and addressed to the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Lenders, the Synthetic Investors and the Issuers and addressing such other matters as any Lender or any Synthetic Investor through the Administrative Agent may reasonably request.

(j) Certificates. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified, in the case of Loan Parties incorporated in Panama and the United States, as of a recent date by the appropriate governmental authority of the jurisdiction of its organization, and a certificate as to the good standing (if applicable in such jurisdiction) of each Loan Party (other than J. Ray McDermott (Nigeria) Ltd. and PT J. Ray McDermott Indonesia) as of a recent date, from such governmental authority; (ii) a certificate of an Authorized Officer of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or similar document of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party, in the case of the Borrower, the borrowings hereunder, in the case of each Loan Party, the granting of the Liens contemplated to be granted by it under the Collateral Documents and, in the case of each Guarantor, the Guaranteeing of the Obligations as contemplated by the Pledge and Security Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Authorized Officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(k) Solvency. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, stating that the Borrower and the Guarantors, taken as a whole, are Solvent as of the Effective Date and after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto.

(l) Representations and Warranties; No Defaults. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) as of the Effective Date, no litigation not listed on Schedule 4.7 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(m) USA PATRIOT Act. To the extent requested, the Agents, the Lenders and the Synthetic Investors shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

(n) Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Lenders and the Synthetic Investors, as applicable, all fees and expenses (including reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or before the Effective Date.

(o) Consents, Etc. Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any enforceable and material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully to execute, deliver and perform, in all material respects, their respective obligations hereunder and under and the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith.

(p) Title Insurance. The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (i) be in an amount reasonably satisfactory to the Administrative Agent; (ii) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (iii) name the Collateral Agent, for the benefit of the Secured Parties, as the insured thereunder; (iv) be in the form of ALTA Loan Policy - 1970 Form B (Amended 10/17/70 and 10/17/84) (or equivalent policies), if available; (v) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the Administrative Agent; and (vi) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent) (in each such case, a “Title Insurance Company”). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to above and a copy of all other material documents affecting the Mortgaged Property.

(q) Flood Insurance. If requested by the Administrative Agent, the Administrative Agent shall have received (i) a policy of flood insurance that (A) covers any parcel of improved Mortgaged Property that is located in a flood zone and (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such Mortgaged Property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System of the United States.

(r) Conditions with respect to the Mortgaged Vessels. (i) The Administrative Agent shall have received abstracts of title or, at its discretion, a certificate of ownership with respect to the Mortgaged Vessels and such abstracts of title or certificate of ownership shall reveal no Liens on such Mortgaged Vessels (subject to any Liens expressly permitted by Section 8.2 (Liens, Etc.)) and (ii) the Administrative

Agent shall have received with respect to each Mortgaged Vessel a copy of a confirmation of class certificate showing no recommendations affecting class, dated within ten days of the Effective Date.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Effective Date) to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Effective Date and shall be true and correct in all material respects on and as of any such date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any applicable Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

(d) Revolving Loans. After giving effect to the proposed Borrowing, the aggregate principal amount of Revolving Loans outstanding shall not exceed $250,000,000.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (c) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Effectiveness), each Lender and each Synthetic Investor shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders or the Synthetic Investors unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender or such Synthetic Investor prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of any Borrowing (if any is to be made on such date), or such Synthetic Investor shall not have made its Credit-Linked Deposit with the Fronting Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers, the Synthetic Investors and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers, the Synthetic Investors and the Administrative Agent, on and as of the Effective Date and the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1 Corporate Existence; Compliance with Law

Each of the Borrower and the Borrower’s Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not have a Material Adverse Effect, (b) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect, (c) has all requisite corporate or other organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure of which to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any lawful Contractual Obligation of such Loan Party or any of its Subsidiaries, other than in the case of this clause (C) any such conflict, breach, default, termination or acceleration that could not reasonably be expected to have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Effectiveness), and each of which on the Effective Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party who is a party thereto. This Agreement is, and the other Loan Documents will be, when delivered, the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3 Ownership of Borrower; Subsidiaries

(a) All of the outstanding capital stock of the Borrower is validly issued, fully paid and non-assessable.

(b) Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Except as set forth on Schedule 4.3, no Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. Except as set forth on Schedule 4.3, all of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.3, neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and, with respect to any Subsidiary that is not a Wholly-Owned Subsidiary, the governing documents of such Subsidiary. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

Section 4.4 Financial Statements

(a) The interim unaudited financial statements comprising the Financial Statements for the Borrower for the quarter ended March 31, 2006, copies of which have been furnished to each Lender, fairly present in all material respects, subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b) Except as set forth on Schedule 4.4, neither the Borrower nor any of its Subsidiaries has, as of the Effective Date, any material obligation, contingent liability or liability for taxes, long-term leases (other than operating leases) or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c) The Projections have been prepared by the Borrower taking into consideration past operations of its business, and reflect projections for the period beginning approximately January 1, 2006 and ending approximately December 31, 2010 on a Fiscal Quarter by Fiscal Quarter basis for the first year and on a Fiscal Year by Fiscal Year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes, as of the Effective Date, to be reasonable in light of current conditions and current facts known to the Borrower (other than any necessary adjustments due to fees payable in accordance herewith) and, as of the Effective Date, reflect the Borrower’s good faith estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

Section 4.5 Material Adverse Change

Since December 31, 2005, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Effective Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) the consummation of the transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, taken as a whole, are Solvent.

Section 4.7 Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings against the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 4.7 (Litigation) lists all litigation pending against any Loan Party as of the Effective Date that, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

Section 4.8 Taxes

All federal income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. The Borrower and each of its Tax Affiliates have withheld and timely paid to the respective Governmental Authorities all material amounts required to be withheld.

Section 4.9 Full Disclosure

The Information Memorandum and any other information prepared or furnished by or on behalf of any Loan Party and delivered to the Lenders in writing in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (in each case, taken as a whole) does not, as of the time of delivery of such information (with respect to the Information Memorandum, as of the Effective Date only), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading; provided, however, that, to the extent any such information was based upon, or constituted, a forecast or projection, such Loan Party represents only, in respect of such projection or forecast, that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

Section 4.10 Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Borrowing will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) Neither the Borrower nor any of its Subsidiaries (i) is a party to any Contractual Obligation (x) the compliance with which could reasonably be expected to have a Material Adverse Effect or (y) the performance of which by any thereof would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the property or assets of any thereof or (ii) is subject to any charter restriction that could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it, other than, in either case, those defaults that would not reasonably be expected to have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

Section 4.12 Investment Company Act

Neither the Borrower nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13 Use of Proceeds

The (i) proceeds of the Revolving Loans are being used by the Borrower for working capital needs and for general corporate purposes of the Borrower and its Subsidiaries, including the consummation of the Recapitalization, and (ii) Letters of Credit are being used by the Borrower to support warranties, bid bonds, payment or performance obligations and for other general corporate purposes by the Borrower, its Subsidiaries and Joint Ventures.

Section 4.14 Insurance

All policies of insurance of any kind or nature currently maintained by the Borrower or any of its Subsidiaries, including policies of fire, theft, property damage, other commercial general liability, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Borrower’s knowledge, threatened against or involving the Borrower, any of its Subsidiaries or any Guarantor, other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower, any of its Subsidiaries or any Guarantor, nor, to the Borrower’s knowledge, are there any unfair labor practices, arbitrations or grievances threatened involving the Borrower, any of its Subsidiaries or any Guarantor, other than those that if resolved adversely to the Borrower, such Subsidiary or such Guarantor, as applicable, would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Effective Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries. Except as set forth on Schedule 4.15 (Labor Matters) , with respect to employees of the Borrower or any of its Subsidiaries not already covered by a collective bargaining agreement set forth on Schedule 4.15 (Labor Matters), as of the Effective Date no union representation question exists with respect to such employees and, to Borrower’s knowledge, no union organization activity is taking place as of the Effective Date.

Section 4.16 ERISA

(a) Except as set forth on Schedule 4.16 (ERISA), each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. Any trust created under any Employee Benefit Plan is exempt from tax under the provisions of Section 501 of the Code, except where such failures could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower, each of its Subsidiaries, each Guarantor and each of their respective ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA, the Code and applicable Employee Benefit Plan provisions with respect to each Employee Benefit Plan except for non-compliances that would not reasonably be expected to have a Material Adverse Effect.

(c) With respect to each Title IV Plan and each Multiemployer Plan, the Borrower, each of its Subsidiaries, each Guarantor and each of their respective ERISA Affiliates has made all contributions required under ERISA and the Code and are in material compliance with the minimum funding standard of Section 412 of the Code (in each case, whether or not waived in accordance with Section 412(d) of the Code).

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that would not reasonably be expected to have a Material Adverse Effect.

(e) Except (i) to the extent required under Section 4980B of the Code or similar state laws, and (ii) with respect to which the aggregate liability, calculated on a FAS 106 basis as of March 31, 2006, does not exceed $100,000,000, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates. None of the Borrower, its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability with respect to any Multiemployer Plan. The Borrower, each of its Subsidiaries, each Guarantor and each of their ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.17 Environmental Matters

(a) Except as disclosed on Schedule 4.17 (Environmental Matters), the operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those orders, agreements, notices, proceedings or investigations that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Except as disclosed on Schedule 4.17 (Environmental Matters), to the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.18 Intellectual Property

Except where the failure to do so would not, taken as a whole, reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. Except where the failure to do so would not, taken as a whole, reasonably be expected to have a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.19 Title; Real Property

(a) Each of the Borrower and its Subsidiaries has valid and indefeasible title to, or valid leasehold interests in, all of its material properties and assets (including Real Property) and good title to, or valid leasehold interests in, all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property, other than those that would not reasonably be expected to result in a Material Adverse Effect.

(b) Set forth on Schedule 4.19(a) (Real Property) is a complete and accurate list, as of the Effective Date, of all (a) owned Real Property with a reasonably estimated Fair Market Value in excess of $3,000,000 showing, as of the Effective Date, the street address, county (or other relevant jurisdiction or state) and the record owner thereof and (b) leased Real Property with annual lease payments in excess of $1,000,000 showing, as of the Effective Date, the street address, county (or other relevant jurisdiction or state) and the landlord name, lease date and lease expiration date.

(c) No portion of any Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition other than those that would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no portion of any Mortgaged Property is located in a special flood hazard area as designated by any federal Governmental Authority other than those for which flood insurance has been provided in accordance with Section 3.1(q) (Flood Insurance).

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such person, (e) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (f) the Borrower has no knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

(e) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property or any part thereof, except those that would not reasonably be expected to have a Material Adverse Effect.

(f) Each of the Loan Parties, and, to the knowledge of the Borrower, each other party thereto, has complied with all obligations under all leases of Real Property to which it is a party other than those the failure with which to comply would not reasonably be expected to have a Material Adverse Effect and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms other than those the failure of which to so comply with the foregoing would not reasonably be expected to have a Material Adverse Effect. No landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under any lease of Real Property other than those that would not reasonably be expected to have a Material Adverse Effect.

(g) There are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments, other than those that would not reasonably be expected to have a Material Adverse Effect.

Section 4.20 Mortgaged Vessels

Each Mortgaged Vessel (i) is owned and operated by a Borrower or a Guarantor, (ii) that is operated, is operated in all material respects in compliance with all Requirements of Law (including, in the case of each Mortgaged Vessel that is in class on the Effective Date, compliance in all material respects with all requirements of such classification as required by the United States Coast Guard or other classification society of like standard approved by the Collateral Agent) and (iii) is maintained in all material respects in accordance with all requirements set forth in the Collateral Documents. Each Mortgaged Vessel is covered by all such insurance as is required by the respective Mortgage with respect to such Mortgaged Vessel.

ARTICLE V

FINANCIAL COVENANTS

The Borrower agrees with the Lenders, the Issuers, the Synthetic Investors and the Administrative Agent to each of the following as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Maximum Leverage Ratio

The Borrower shall maintain a Leverage Ratio, as determined as of the last day of each Fiscal Quarter, for the four Fiscal Quarters ending on such day, of not more than 2.50:1.00.

Section 5.2 Minimum Interest Coverage Ratio

The Borrower shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of not less than the minimum amount set forth below for such four Fiscal Quarter period:

FISCAL QUARTER ENDING ON	MINIMUM INTEREST COVERAGE RATIO
June 30, 2006 through December 31, 2007	3.50:1.00
March 31, 2008 through December 31, 2008	3.75:1.00
March 31, 2009 and thereafter	4.00:1.00

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders, the Synthetic Investors and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Borrower shall furnish to the Administrative Agent each of the following:

(a) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (unless such period is extended pursuant to SEC guidelines), consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. Within 90 days after the end of each Fiscal Year (unless such period is extended pursuant to SEC guidelines), consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Borrower’s Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(c) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit K (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the other financial covenants contained in Article V (Financial Covenants), (ii) identifying any Asset Sale permitted by clauses (i), (j) or (k) of Section 8.4 during the Fiscal Quarter to which such Compliance Certificate relates (or, in the case of any Compliance Certificate delivered in connection with the financial statements delivered pursuant to clause (b) above, in the last Fiscal Quarter of such Fiscal Year to which such Compliance Certificate relates) and identifying the aggregate consideration received in connection with each such identified Asset Sale and (iii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.

(d) Budget. Not later than 90 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual budget of the Borrower for the Fiscal Year next succeeding such Fiscal Year then ended reviewed by the Board of Directors of the Borrower and (ii) forecasts prepared by management of the Borrower for each Fiscal Quarter in such next succeeding Fiscal Year, including, in each instance described in clause (ii) above, a projected year-end consolidated balance sheet and income statement and statement of cash flows.

(e) Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants.

Section 6.2 Collateral Reporting Requirements

The Borrower shall furnish to the Administrative Agent each of the following:

(a) Updated Corporate Chart. If requested by the Administrative Agent, together with each delivery of any financial statement pursuant to Section 6.1(b) (Financial Statements), a corporate organizational chart or other equivalent list, current as of the date of delivery, in form and substance reasonably acceptable to the Administrative Agent and certified as true, correct and complete by an Authorized Officer of the Borrower, setting forth, for each of the Loan Parties, all Persons subject to Section 7.11 (Additional Collateral and Guaranties), all Subsidiaries of any of them and any Joint Ventures entered into by any of the foregoing, (i) its full legal name, (ii) its jurisdiction of organization and organizational number (if any) and (iii) the number of shares of each class of its Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower.

(b) Additional Information. From time to time, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all as the Administrative Agent may reasonably request, and in reasonable detail.

(c) Additional Filings. At any time and from time to time, upon the reasonable written request of the Administrative Agent, and at the sole expense of the Loan Parties, duly executed, delivered and recorded instruments and documents for the purpose of obtaining or preserving the full benefits of this Agreement, the Pledge and Security Agreement and each other Loan Document and of the rights and powers herein and therein granted (and each Loan Party shall take such further action as the Administrative Agent may reasonably request for such purpose, including the filing of any financing or continuation statement under the UCC or other similar Requirement of Law in effect in any domestic jurisdiction with respect to the security interest created by the Pledge and Security Agreement but excluding (i) the execution and delivery of any control agreements with respect to deposit accounts or securities accounts, (ii) any filings to perfect Liens on intellectual property, other than any such filings under the UCC or with the U.S. Patent and Trademark Office or U.S. Copyright Office and (iii) any filings or actions in any jurisdiction outside the United States, other than filings with applicable Governmental Authorities in Panama.

(d) Mortgaged Vessels. If requested by the Administrative Agent, an operating report for the Mortgaged Vessels showing the current customers of such vessels and the current locations of such vessel. In addition, if requested by the Administrative Agent, the Borrower shall give the Administrative Agent written notice of (i) any Mortgaged Vessel commencing a new contract or moving to a work site outside the U.S. Gulf of Mexico (ii) any bareboat charters of any Mortgaged Vessel and copies of such charter.

The reporting requirements set forth in this Section 6.2 are in addition to, and shall not modify and are not in replacement of, any rights and other obligation set forth in any Loan Document (including notice and reporting requirements) and satisfaction of the reporting obligations in this Section 6.2 shall not, by itself, operate as an update of any Schedule or any schedule of any other Loan Document and shall not cure, or otherwise affect in any way, any Default or Event of Default, including any failure of any representation or warranty of any Loan Document to be correct in any respect when made.

Section 6.3 Default Notices

Promptly and in any event within five Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the existence of any Default or Event of Default, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.4 Litigation

Promptly after a Responsible Officer of the Borrower obtains actual knowledge of the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, regarding the Borrower, any of its Subsidiaries or any Joint Venture that (i) seeks injunctive or similar relief that, in the reasonable judgment of the Borrower, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (ii) in the reasonable judgment of the Borrower would expose the Borrower, such Subsidiary or such Joint Venture to liability in an amount aggregating $35,000,000 or more or that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Section 6.5 Labor Relations

Promptly after a Responsible Officer of the Borrower has actual knowledge of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, provided that such dispute, strike or lockout involves a work stoppage exceeding 30 days, (b) any material Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person affecting 300 or more employees of the Borrower and its Subsidiaries and (c) any union organization activity with respect to employees of the Borrower or any of its Subsidiaries not covered by a collective bargaining agreement as of the Effective Date.

Section 6.6 Tax Returns

Upon the reasonable request of any Lender or any Synthetic Investor, in each case through the Administrative Agent, the Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.7 Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent with a report on the standard “Acord” form outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage.

Section 6.8 ERISA Matters

The Borrower shall furnish the Administrative Agent each of the following:

(a) promptly and in any event within 30 days after a Responsible Officer of the Borrower knows, or has reason to know, that any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in liability of the Borrower, any Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $7,500,000, written notice describing the nature thereof, what action the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known by such Responsible Officer, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect to such event;

(b) promptly and in any event within 10 days after a Responsible Officer of the Borrower knows, or has reason to know, that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a written statement of an Authorized Officer of the Borrower describing such waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c) simultaneously with the date that the Borrower, any of its Subsidiaries or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

(d) promptly, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates with the IRS with respect to each Title IV Plan; (ii) all notices received by the Borrower, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

Section 6.9 Environmental Matters

The Borrower shall provide the Administrative Agent promptly, and in any event within 10 Business Days after any Responsible Officer of the Borrower obtains actual knowledge of any of the following, written notice of each of the following:

(a) that any Loan Party or any Mortgaged Vessel is or may be liable to any Person as a result of a Release or threatened Release that would reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $10,000,000 or more;

(b) the receipt by any Loan Party of notification that any material real or personal property or any Mortgaged Vessel of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by a Responsible Officer of the Borrower that there exists a condition that would reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs of $10,000,000 or more; and

(d) promptly following reasonable written request by any Lender or any Synthetic Investor, in each case through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Section 6.9.

Section 6.10 Patriot Act Information

Each Lender, each Synthetic Investor and the Administrative Agent (for itself and not on behalf of any Lender or Synthetic Investor) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, Synthetic Investor or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall promptly, following a request by any Agent, any Lender or any Synthetic Investor, provide all documentation and other information that such Agent, such Lender or such Synthetic Investor reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Section 6.11 Other Information

The Borrower shall provide the Administrative Agent, any Lender or any Synthetic Investor with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower, any of its Subsidiaries or any Joint Venture as the Administrative Agent or such Lender or Synthetic Investor, in each case through the Administrative Agent, may from time to time reasonably request. The Administrative Agent shall provide copies of any written information provided to it pursuant to this Article VI (Reporting Covenants) to any Lender requesting the same.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders, the Synthetic Investors and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.3 (Investments), 8.4 (Sale of Assets) and 8.6 (Fundamental Changes) and except if, in the reasonable business judgment of the Borrower, it is in the business interest of the Borrower or such Subsidiary not to preserve and maintain such legal existence (except with respect to the Borrower), rights (charter and statutory) and franchises, and such failure to preserve the same would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to materially affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 7.2 Compliance with Laws, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

Section 7.3 Conduct of Business

The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course (except for non-material changes in the nature or conduct of its business as carried on as of the Effective Date) and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except where the failure to comply with the covenants in each of clauses (a) and (b) above would not reasonably be expected to have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP or (b) the failure to so pay and discharge would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5 Maintenance of Insurance

The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as, in the reasonable determination of the Borrower, is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, that, with respect to the Mortgaged Vessels, the Borrower shall be required to provide or cause to be provided only such insurance as is required by the Collateral Documents, and (b) cause all such insurance to name the Collateral Agent on behalf of the Secured Parties as additional insured (with respect to liability and property policies), loss payee (with respect to property policies) or lender’s loss payee (with respect to property policies), as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent. Subject to the following sentence, so long as an Event of Default is not then continuing, the Collateral Agent, on behalf of the Secured Parties, agrees to promptly release, endorse and turn over to the Borrower or the applicable Subsidiary any insurance proceeds received by the Collateral Agent. If such insurance proceeds are the result of a casualty event with respect to any Mortgaged Vessel, the Borrower shall, or shall cause its Subsidiaries to, use such proceeds to, within one year of receipt of such proceeds, (i) acquire one or more Mortgaged Vessels, (ii) make Capital Expenditures to one or more Mortgaged Vessels or Mortgaged Properties, or (iii) reduce Commitment as set forth in Section 2.9(d).

Section 7.6 Access

The Borrower shall from time to time during normal business hours, and subject to national security and defense requirements of any Governmental Authority, permit the Administrative Agent, the Synthetic Investors and the Lenders, or any agents or representatives thereof, within five Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors; provided, that the Borrower will not be required to permit any examination or visit as set forth in clauses (a) and (b) above with respect to each of the Administrative Agent, the Synthetic Investors and the Lenders (or any agents or representatives thereof) (i) within the twelve-month period following the date of the most recent examination or visit by any Synthetic Investor, any Lender or the Administrative Agent (or any agents or representatives thereof), as applicable, unless an Event of Default has occurred and is continuing and (ii) unless such visit is coordinated through the Administrative Agent.

Section 7.7 Keeping of Books

The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of the financial transactions and assets and business of the Borrower and each of its Subsidiaries; provided that the consolidated books of the Borrower and its Subsidiaries shall be in conformity with GAAP on a consolidated basis.

Section 7.8 Maintenance of Properties, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition (ordinary wear and tear excepted) all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business and (c) all Material Intellectual Property, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not reasonably be expected to have a Material Adverse Effect; provided, that, with respect to the Mortgaged Vessels, the Borrower will, or will cause the Mortgaged Vessel Owning Subsidiaries to, maintain and keep such Mortgaged Vessels in such condition, repair and working order as is required by the Collateral Documents.

Section 7.9 Application of Proceeds

The Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10 Environmental

(a) The Borrower shall, and shall cause each of its Subsidiaries to, exercise reasonable due diligence in order to comply in all material respects with all Environmental Laws.

(b) The Borrower agrees that the Administrative Agent may, from time to time, retain, at the expense of the Borrower, an independent professional consultant reasonably acceptable to the Borrower to review any report relating to Contaminants prepared by or for the Borrower and to conduct its own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any property currently owned, leased, operated or used by the Borrower or any of its Subsidiaries, if (x) a Default or an Event of Default shall have occurred and be continuing, or (y) the Administrative Agent reasonably believes (1) that an occurrence relating to such property is likely to give rise to any Environmental Liabilities and Costs or (2) that a violation of an Environmental Law on or around such property has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in Environmental Liabilities and Costs in excess of $10,000,000, provided that, unless an Event of Default shall have occurred and be continuing, such consultant shall not drill on any property of the Borrower or any of its Subsidiaries without the Borrower’s prior written consent. The Borrower shall use its reasonable efforts to obtain for the Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice to Borrower, to enter into or on to the facilities or Mortgaged Vessels currently owned, leased, operated or used by Borrower or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any property shall be conducted, unless otherwise agreed to by Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at any such property or Mortgaged Vessel or to cause any damage or loss at such property or Mortgaged Vessel. Borrower and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this subsection will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor the Loans and to protect the Lenders’ security interests created by the Loan Documents, and the Administrative Agent and the Lenders hereby acknowledge and agree any such report will be kept confidential by them to the extent permitted by law except as provided in the following sentence. The Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding that Borrower acknowledges and agrees that (i) it will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to Borrower’s use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to Borrower, neither the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

(c) Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower shall advise the Administrative Agent in writing and in reasonable detail of (i) any Release or threatened Release of any Contaminants required to be reported by Borrower or its Subsidiaries, to any Governmental Authorities under any applicable Environmental Laws and which would reasonably be expected to have Environmental Liabilities and Costs in excess of $10,000,000, (ii) any and all written communications with respect to any pending or threatened claims under Environmental Law in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $10,000,000, (iii) any Remedial Action performed by Borrower or any other Person in response to (x) any Contaminants on, under or about any property, the existence of which has a reasonable possibility of resulting in Environmental Liabilities and Costs in excess of $10,000,000, or (y) any other Environmental Liabilities and Costs in excess of $10,000,000 that could result in Environmental Liabilities and Costs in excess of $10,000,000, (iv) discovery by Borrower or its Subsidiaries of any occurrence or condition on any material property that could cause Borrower’s or its Subsidiaries’ interest in any such property to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws or Environmental Liens, and (v) any written request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for a Release or threatened Release of Contaminants which has a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $10,000,000.

(d) Borrower shall promptly notify the Administrative Agent of (i) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that would reasonably be expected to expose Borrower or any of its Subsidiaries to, or result in, Environmental Liabilities and Costs in excess of $10,000,000 and (ii) any proposed action to be taken by Borrower or any of its Subsidiaries to commence manufacturing, industrial or other similar operations that would reasonably be expected to subject Borrower or any of its Subsidiaries to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of Borrower or any of its Subsidiaries as of the Effective Date.

(e) Borrower shall, at its own expense, provide copies of such documents or information as the Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this Section 7.10.

(f) To the extent required by Environmental Laws or Governmental Authorities under applicable Environmental Laws, Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary Remedial Action in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants on, under or affecting any property in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorizations. In the event Borrower or any of its Subsidiaries undertakes any Remedial Action with respect to the presence, Release or threatened Release of any Contaminants on or affecting any property, Borrower or any of its Subsidiaries shall conduct and complete such Remedial Action in material compliance with all applicable Environmental Laws, and in material accordance with the applicable policies, orders and directives of all relevant Governmental Authorities except when, and only to the extent that, Borrower or any such Subsidiaries’ liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants is being contested in good faith by Borrower or any of such Subsidiaries. In the event Borrower fails to take required actions to address such Release or threatened Release of Contaminants or to address a violation of or liability under Environmental Law, the Administrative Agent may, upon providing the Borrower with 5 Business Days’ prior written notice, enter the property and, at Borrower’s sole expense, perform whatever action the Administrative Agent reasonably deems prudent to rectify the situation.

Section 7.11 Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Effective Date, the Borrower agrees to do promptly each of the following:

(a) execute and deliver to the Administrative Agent such amendments to the Collateral Documents or enter into such new Collateral Documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first-priority security interest in the Stock and Stock Equivalents and other debt Securities of any Subsidiary of the Borrower that are owned by the Borrower or any Guarantor; provided that no such actions shall be required in any jurisdiction outside the United States or Panama;

(b) deliver to the Administrative Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (A) in the case of such certificated Stock and Stock Equivalents, undated stock powers or other instruments of transfer endorsed in blank and (B) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the Borrower or such Subsidiary, as the case may be;

(c) in the case of any Wholly-Owned Subsidiary (other than a Captive Insurance Subsidiary) of any Loan Party, cause such Wholly-Owned Subsidiary (other than a Captive Insurance Subsidiary) (i) to become a party to the Pledge and Security Agreement and the applicable Collateral Documents and (ii) to take such actions necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected security interest in the Collateral described in the Collateral Documents with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; provided that no such actions shall be required in any jurisdiction outside the United States;

(d) if the Borrower or any Guarantor acquires any marine vessel with a Fair Market Value in excess of $3,000,000 (other than any such marine vessel acquired with Indebtedness incurred under Section 8.1(d)), then the Borrower or the applicable Subsidiary (as applicable) shall, within 20 Business Days of such acquisition, execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest; and

(e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent; provided that such legal opinions shall be no broader in form or scope than the legal opinions delivered on the Effective Date.

Section 7.12 Real Property

With respect to any fee interest in any Real Property located in the United States or Panama with a reasonably estimated Fair Market Value of $3,000,000 or more, or any leasehold interest in any Real Property (other than an office lease) located in the United States or Panama leased for more than $1,000,000 annually, acquired or leased after the Effective Date by the Borrower or any other Loan Party, Borrower or the applicable Loan Party shall promptly (and, in any event, within five Business Days following the date of such acquisition) (i) execute and deliver a first priority Mortgage (subject only to Liens permitted by this Agreement and such Mortgage) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property and complying with the provisions herein and in the Collateral Documents, (ii) provide the

Secured Parties with title insurance in an amount at least equal to the purchase price of such Real Property (or such other amount as the Administrative Agent shall reasonably specify), and if applicable, flood insurance and lease estoppel certificates, all in accordance with the standards for deliveries contemplated on the Effective Date, as described in Sections 3.1(p) and (q) hereof, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided, that such legal opinions shall be no broader in form or scope than the legal opinions delivered on the Effective Date and (iv) if requested by the Administrative Agent, use commercially reasonable efforts to obtain Landlord Lien Waivers for each United States or Panamanian Real Property leasehold interest on which a manufacturing facility or warehouse or other facility where Collateral is stored or held; provided, however that no such Landlord Lien Waiver shall be required for any location at which Collateral is stored or located unless the aggregate value of Collateral stored or held at such location exceeds $1,000,000.

Section 7.13 Post-Closing Covenants.

(a) Within six months after the Effective Date (or such longer period as the Administrative Agent may determine in its sole discretion), the Borrower shall have completed, or shall have caused the applicable Mortgaged Vessel Owning Subsidiary to complete, registration of any Mortgages with respect to Mortgaged Vessels flagged in Panama which only had a provisional registration as of the Effective Date.

(b) Within 60 days after the Closing Date (or such longer period as the Administrative Agent may determine in its sole discretion), the Borrower shall have delivered to the Administrative Agent (i) a fully executed Mortgage with respect to the McDermott Derrick Barge No. 26, (ii) a supplement to the Pledge and Security Agreement whereby Barmada McDermott (L) Limited becomes a grantor thereunder and a Guarantor, (iii) a joinder agreement to the promissory note in the form of Exhibit J executed by Barmada McDermott (L) Limited, which note shall be subject to a first priority Lien pursuant to the Pledge and Security Agreement, and (iv) an accompanying opinion from the Borrower’s special Malaysian counsel in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained herein (including, without limitation, the definitions of Mortgaged Vessel and Mortgaged Vessel Owning Subsidiary) or in any other Loan Document, until such time as the Borrower shall have satisfied the requirements set forth in clauses (i) and (ii) of the immediately preceding sentence, (x) Barmada McDermott (L) Limited shall not be considered a Guarantor or Mortgaged Vessel Owning Subsidiary for any purposes hereunder or in any other Loan Document, and (y) the McDermott Derrick Barge No. 26 shall not be considered a Mortgaged Vessel for any purposes hereunder or in any other Loan Document.

(c) Within 10 days after the Closing Date (or such longer period as the Administrative Agent may determine in its sole discretion), the Borrower shall have delivered to the Administrative Agent an opinion from the Borrower’s special Cayman

Islands counsel, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Mortgaged Vessel Owning Subsidiary, J. Ray McDermott International Vessels, Ltd.

(d) The Borrower agrees to use commercially reasonable efforts to cause each Subsidiary that is not a Guarantor as of the Closing Date to execute and deliver to the Administrative Agent such amendments to the Collateral Documents or enter into such new Collateral Documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first-priority security interest (subject to the Liens permitted under Section 8.2) in Collateral of such Subsidiary and, upon such execution and delivery, such Subsidiary shall be deemed a Guarantor hereunder; provided that no such actions shall be required in any jurisdiction outside the United States or Panama.

(e) The Borrower agrees to use commercially reasonable efforts to cause each of P.T. McDermott Indonesia and McDermott (Malaysia) Sendirian Berhad to execute and deliver to the Administrative Agent a joinder agreement to the promissory note in the form of Exhibit J, which note shall be subject to a first priority Lien pursuant to the Pledge and Security Agreement.

(f) The Borrower agrees to use commercially reasonable efforts to deliver to the Administrative Agent within 60 days after the Closing Date (or such longer period as the Administrative Agent may determine in its sole discretion) certificates representing (i) 99% of the equity in McDermott Marine Construction Limited, (ii) 75% of the equity in P.T. McDermott Indonesia, (iii) 80% of the equity in P.T. Batavas Fabricators, (iv) 3,036,622 of the preferred class B shares of Construcciones Maritimas Mexicanas, S.A. de C.V., (v) 60% of the equity in Offshore Pipelines Nigeria Limited, (vi) 30% of the ordinary shares of Barmada McDermott Sdn. Bhd., (vii) 100% of the preferred shares of Barmada McDermott Sdn. Bhd. and (viii) 40% of the equity in Saudi OPMI Company Limited, with each such certificate to be accompanied by a stock power endorsed in blank.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower agrees with the Lenders, the Synthetic Investors and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a) the Secured Obligations;

(b) Indebtedness existing on the Effective Date and disclosed on Schedule 8.1 (Existing Indebtedness);

(c) Guaranty Obligations incurred by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is permitted by this Section 8.1 (other than clause (g) below);

(d) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of tangible property (including marine vessels); provided, however, that the aggregate principal amount of all such Capital Lease Obligations and purchase money Indebtedness outstanding at any time shall not exceed $50,000,000 at any time;

(e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) or (d) above, this clause (e) or clause (j) below; provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of (plus reasonable fees, expenses and any premium incurred in connection with the renewal, extension, refinancing or refunding of) such Indebtedness, and is on terms that in the aggregate are not materially less favorable to the Borrower or such Subsidiary, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

(f) Indebtedness arising from intercompany loans: (i) from the Borrower to any Guarantor; (ii) from any Subsidiary of the Borrower to the Borrower or any Guarantor; (iii) from any Subsidiary of the Borrower that is not a Loan Party to any other Subsidiary of the Borrower that is not a Loan Party; (iv) from the Borrower or any Guarantor to any Joint Venture or Subsidiary of the Borrower that is not a Guarantor; or (v) from MII or any Affiliate of MII (other than the Borrower or a Subsidiary of the Borrower) to the Borrower or any Subsidiary of the Borrower; provided, however, that (x) all such Indebtedness (other than the Indebtedness described in clause (iii) of this clause (f)) shall be evidenced by promissory notes in the form of Exhibit J and all such notes shall be subject to a first priority Lien pursuant to the Pledge and Security Agreement if the payee is a Loan Party, (y) all such Indebtedness (other than the Indebtedness described in clause (iii) of this clause (f)) shall be Subordinated Debt and, in the case of Indebtedness described in clause (v) only, shall not permit any cash payments of any kind prior to its maturity (unless otherwise permitted pursuant to Section 8.5(e)), and (z) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made; provided, further that, in each case, the Investment in the intercompany loan by the lender thereof is permitted under Section 8.3 (Investments);

(g) Non-Recourse Indebtedness;

(h) Indebtedness or other liability incurred or assumed by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition in an aggregate principal amount not exceeding $30,000,000 at any time outstanding;

(i) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(j) Indebtedness under or in respect of Hedging Contracts that are not speculative in nature; and

(k) Indebtedness in respect of Treasury Management Arrangements.

Section 8.2 Liens, Etc.

The Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents;

(b) Liens existing on the Effective Date and disclosed on Schedule 8.2 (Existing Liens);

(c) Customary Permitted Liens;

(d) Liens granted by the Borrower or any Subsidiary of the Borrower under a Capital Lease and Liens to which any property is subject at the time, on or after the Effective Date, of the Borrower’s or such Subsidiary’s acquisition thereof in accordance with this Agreement, in each case securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited to the property purchased (and proceeds thereof) with the proceeds subject to such Capital Lease;

(e) purchase money security interests in any property purchased with Indebtedness incurred pursuant to Section 8.1(d); provided, however, that (i) such security interests secure purchase money Indebtedness permitted under Section 8.1(d) (Indebtedness) and are limited to the property purchased with the proceeds of such purchase money Indebtedness, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days of such acquisition or construction, (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or Fair Market Value of such real property, improvements or equipment at the time of such acquisition or construction and (iv) such security interests do not apply to any other property (other than proceeds of such acquired or constructed property) or assets of the Borrower or any of its Subsidiaries;

(f) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b), (d) or (e) above or this clause (f) without any material change in the assets subject to such Lien;

(g) Liens in favor of lessors securing operating leases permitted hereunder;

(h) Liens securing Non-Recourse Indebtedness permitted under Section 8.1(g) (Indebtedness) on the assets of the Subsidiary financed by such Non-Recourse Indebtedness;

(i) Liens arising out of judgments or awards and not constituting an Event of Default under Section 9.1(g) (Events of Default);

(j) Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities (other than Indebtedness) to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

(k) Liens securing reimbursement obligations of the Borrower or a Subsidiary in respect of Performance Guarantees issued by a Person that is not an Affiliate of the Borrower or any Subsidiary or Joint Venture; provided, such Liens shall be limited to (i) any contract as to which such Performance Guarantee provides credit support, (ii) any accounts receivable arising out of such contract and (iii) the deposit account into which such accounts receivable are deposited (the property described in clauses (i) through (iii), collectively, the “Performance Guarantee Collateral”);

(l) Liens with respect to foreign exchange netting arrangements and other treasury or cash management arrangements to the extent incurred in the ordinary course of business and consistent with past business practices; provided, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $15,000,000 at any time; and

(m) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of the Borrower or any Subsidiary of the Borrower; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $10,000,000 at any time.

Section 8.3 Investments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

(a) Investments existing on the Effective Date and disclosed on Schedule 8.3 (Existing Investments), and any refinancings of such Investments to the extent constituting Indebtedness otherwise permitted under Section 8.1(b), provided such refinancing complies with the provisions of Section 8.1(e);

(b) Investments in cash and Cash Equivalents;

(c) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

(d) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

(e) Investments by (i) the Borrower in any Guarantor or by any Guarantor in the Borrower or any other Guarantor or (ii) a Subsidiary of the Borrower that is not a Guarantor in the Borrower or any other Subsidiary of the Borrower;

(f) loans or advances to employees of the Borrower or any of its Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Borrower or any of its Subsidiaries) in the ordinary course of business; provided, that the aggregate principal amount of all such loans and advances and guaranties of loans and advances shall not exceed $1,000,000 at any time;

(g) Investments constituting Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(h) direct or indirect Investments in Subsidiaries or Joint Ventures that are not Guarantors engaged in an Eligible Line of Business; provided, however, that the aggregate outstanding amount of all such Investments made in any Fiscal Year (other than those disclosed on Schedule 8.3), including Letters of Credit and other credit support obligations from the Borrower or its Subsidiaries, pursuant to this clause (h) shall not exceed (i) the amount set forth below for such Fiscal Year plus (ii) the amount of any Restricted Payments permitted to be made pursuant to Section 8.5(e) but not actually made as of the date of determination plus (iii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of Investments in Subsidiaries or Joint Ventures that are not Guarantors (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made); provided, further, that any Investments permitted to be made pursuant to Section 8.3(h)(i) and not made in a given Fiscal Year shall increase the amount of Investments permitted to be made pursuant to Section 8.3(h)(i) in the next succeeding Fiscal Year, but shall not be carried forward to any Fiscal Year thereafter (provided that actual Investments made pursuant to this Section 8.3(h) in any Fiscal Year shall be first applied against any carryover from the prior Fiscal Year):

FISCAL YEAR	SECTION 8.3(h)(i) INVESTMENTS
2006	$30,000,000
2007	$40,000,000
2008	$40,000,000
2009	$20,000,000
2010	$20,000,000
2011	$10,000,000

(i) Investments in connection with a Permitted Acquisition; and

(j) Investments not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $25,000,000 at any time.

Section 8.4 Sale of Assets

The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of their respective assets or any interest therein (including the sale or factoring at maturity of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition in excess of $500,000 per transaction or series of related transactions, being an “Asset Sale”) except for the following:

(a) the sale or disposition of inventory (including fabricated projects for customers, such as offshore production platforms and related components) in the ordinary course of business;

(b) transfers resulting from any taking or condemnation of any property of the Borrower or any of its Subsidiaries (or, as long as no Default or Event of Default has occurred and is continuing or would result therefrom, deed in lieu thereof);

(c) as long as no Default or Event of Default is continuing or would result therefrom, the sale or disposition of equipment that the Borrower reasonably determines is no longer useful in its or its Subsidiaries’ business, has become obsolete, damaged or surplus or is replaced in the ordinary course of business;

(d) as long as no Default or Event of Default is continuing or would result therefrom, the sale or disposition of assets of any Joint Venture that, both at the time of such sale and as of the Effective Date, do not constitute, in the aggregate, all or a material part of the assets of such Joint Venture;

(e) as long as no Default or Event of Default is continuing or would result therefrom, the lease or sublease of Real Property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement or the Mortgages;

(f) as long as no Default or Event of Default is continuing or would result therefrom, non-exclusive assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

(g) as long as no Default or Event of Default is continuing or would result therefrom, discounts, adjustments, settlements and compromises of Accounts and contract claims in the ordinary course of business;

(h) any Asset Sale (i) to the Borrower or any Guarantor or (ii) by any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(i) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale (other than an Asset Sale in respect of a Mortgaged Vessel or Stock in a Mortgaged Vessel Owning Subsidiary) for Fair Market Value, at least 75% of which is payable in cash or Cash Equivalents upon such sale; provided, however, that with respect to any such Asset Sale in accordance with this clause (i), the aggregate consideration received for the sale of all assets sold in accordance with this clause (i) during any Fiscal Year, including such Asset Sale, shall not exceed $20,000,000 in the aggregate;

(j) in the case of the Asset Sale of one or more Mortgaged Properties or Mortgaged Vessels or Stock in a Mortgaged Vessel Owning Subsidiary or a Subsidiary which directly or indirectly owns a Mortgaged Vessel Owning Subsidiary, so long as (1) no Default or Event of Default is continuing or would result therefrom, (2) the Asset Sale is for Fair Market Value, (3) except to the extent that the Company or a Guarantor receives one or more marine vessels from another Person in trade or exchange for such assets so disposed of, at least 75% of the consideration for such Asset Sale consists of cash or Cash Equivalents received at closing of such Asset Sale, (4) any marine vessel received from another Person in trade or exchange for such assets so disposed of shall concurrently with its acquisition be added to the Collateral pursuant to arrangements substantially similar to those made with respect to the Mortgaged Vessels on the Effective Date; and (5) the Commitments shall be permanently reduced as set forth in Section 2.5(b) by an amount equal to 100% of the Net Cash Proceeds from such Asset Sale less the amounts that are applied by the Borrower or the applicable Subsidiary within 12 months from the later of the date of such Asset Sale or the receipt of such Net Cash Proceeds to (x) acquire (i) one or more additional marine vessels, which vessel or vessels shall concurrently with their acquisition become Collateral pursuant to arrangements substantially similar to those made with respect to Mortgaged Vessels on the Effective Date or (ii) other assets in an Eligible Line of Business, which assets shall concurrently with their acquisition become Collateral on terms reasonably satisfactory to the Administrative Agent or (y) make capital expenditures to improve or repair existing Mortgaged Vessels;

(k) as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale of the Stock of any Captive Insurance Subsidiary for Fair Market Value, at least 75% of which is payable in cash or Cash Equivalents upon such sale; and

(l) Asset Sales permitted by Section 8.13 (Sale/Leasebacks).

Section 8.5 Restricted Payments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay or make any sum for any Restricted Payment except for:

(a) Restricted Payments by the Borrower to any Guarantor;

(b) Restricted Payments by (i) any Subsidiary of the Borrower to the Borrower or any Guarantor or (ii) any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(c) Restricted Payments by any Subsidiary that is not a Wholly-Owned Subsidiary to the Borrower or any Guarantor and to any other direct or indirect holders of equity interests in such Subsidiary to the extent (i) such Restricted Payments are made pro rata among the holders of the equity interests in such Subsidiary or (ii) pursuant to the terms of the joint venture, charter, bylaws or other distribution agreement for such Subsidiary in form and substance approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed);

(d) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries solely with the proceeds received from the exercise of any warrant or option; and

(e) commencing July 1, 2007 and so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, the Borrower may make Restricted Payments to MII in an aggregate amount not to exceed the result of (i) $25,000,000 per Fiscal Year minus (ii) any Investments made pursuant to Section 8.3(h)(ii).

Section 8.6 Restriction on Fundamental Changes

Except in connection with a Permitted Acquisition, the Borrower shall not, and shall not permit any of its Subsidiaries to, (a) merge or consolidate with any Person (provided that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly-Owned Subsidiary may merge into the Borrower so long as the Borrower is the surviving company, (ii) any Wholly-Owned Subsidiary may merge into or consolidate with any other Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary and no person other than the Borrower or a Wholly-Owned

Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (iii) any Subsidiary of the Borrower may merge with another person in a transaction constituting an Asset Sale permitted hereunder), (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (c) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting what is known by the Borrower to be the business of a division, branch or other unit operation of any Person or (d) acquire or create any Subsidiary unless, after giving effect to such acquisition or creation, (i) the Borrower is in compliance with Section 7.11 (Additional Collateral and Guaranties) and (ii) the Investment in such Subsidiary is permitted under Section 8.3 (Investments).

Section 8.7 Change in Nature of Business

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the Eligible Line of Business.

Section 8.8 Transactions with Affiliates

The Borrower shall not, and shall not permit any of its Subsidiaries to, except as otherwise permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not, or does not thereby or in connection therewith become, a Subsidiary of the Borrower, (b) transfer, sell, lease, assign or otherwise dispose of any asset (except pursuant to Section 8.4(k)) to any Affiliate of the Borrower that is not, or does not thereby or in connection therewith become, a Subsidiary of the Borrower, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not, or does not thereby or in connection therewith become, a Subsidiary of the Borrower, (d) repay any Indebtedness to any Affiliate of the Borrower that is not, or does not thereby or in connection therewith become, a Subsidiary of the Borrower, (e) enter into any other transaction (including any retention bonus or other compensation arrangement) directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate) or (f) make any management services payments pursuant to the Management Services Agreement as in effect on the date hereof in an amount in excess of the amounts required to be paid thereunder, except in each case (excluding clause (f)) transactions in the ordinary course of business on a basis no less favorable to the Borrower or such Subsidiary as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

Section 8.9 Restrictions on Subsidiary Distributions; No New Negative Pledge

Other than (i) pursuant to the Loan Documents, (ii) pursuant to any agreements governing any Non-Recourse Indebtedness, (iii) pursuant to any purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d) or (e) (Indebtedness) (in the case of any such purchase money Indebtedness or Capital Lease Obligations, so long as any prohibition or limitation is only effective against the assets financed thereby) or (iv) with respect to Performance Guarantee Collateral, in connection with any Performance Guarantee issued by a Person that is not an Affiliate, the Borrower shall not, and shall not permit any of its Subsidiaries to, (a) except as in effect on the date hereof and other than for Joint Ventures and Subsidiaries that are not Guarantors, agree to enter into or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) other than customary non-assignment provisions in contracts entered into in the ordinary course of business, enter into or permit to exist or become effective any enforceable agreement prohibiting or limiting the ability of the Borrower or any Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.10 Modification of Constituent Documents

The Borrower shall not, and shall not permit any of its Subsidiaries to, change its capital structure (including the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the rights and privileges of the Borrower or any of its Subsidiaries and do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 8.11 Accounting Changes; Fiscal Year

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) make any material change in its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) change its Fiscal Year.

Section 8.12 Margin Regulations

The Borrower shall not, and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.13 Sale/Leasebacks

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction unless the proceeds of such transaction received by the Loan Parties equal the Fair Market Value of the properties subject to such transaction and, after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered at any one time by all sale and leaseback transactions permitted hereunder (other than any sale and leaseback transaction of property entered into within 90 days of the acquisition of such property from a Person other than the Borrower or any Affiliate thereof) does not exceed $25,000,000.

Section 8.14 Capital Expenditures

(a) The Borrower shall not make or incur, or permit its Subsidiaries to make or incur, Capital Expenditures (exclusive of the Capital Expenditures made pursuant to clause (b) below) during any of the Fiscal Years set forth below in excess of the amount set forth below for such Fiscal Year:

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES
2006	$130,000,000
2007	$125,000,000
2008 and each Fiscal Year thereafter	$90,000,000

; provided, however, that to the extent the actual amount of such Capital Expenditures for any such Fiscal Year is less than the maximum amount set forth above for such Fiscal Year (provided that actual Capital Expenditures in any Fiscal Year shall be first applied against any carryover from the prior Fiscal Year)), the difference between (i) 100% of the difference between such stated maximum amount and such actual Capital Expenditures less (ii) any amount of Capital Expenditures not utilized pursuant to this Section 8.14(a) in a given Fiscal Year but utilized pursuant to Section 8.14(b)(ii) in such Fiscal Year in excess of the Capital Expenditures otherwise permitted under Section 8.14(b) for such Fiscal Year, shall be available for additional Capital Expenditures in the next succeeding Fiscal Year (but shall not be available in any Fiscal Year thereafter).

(b) The Borrower shall not make or incur, or permit its Subsidiaries to make or incur, Capital Expenditures (exclusive of the Capital Expenditures made pursuant to clause (a) above) during any of the Fiscal Years set forth below with respect to the Borrower’s or any of its Subsidiaries’ now owned or hereafter acquired facilities used for the performance of marine support operations and/or construction of drilling, production and other structures, including, but not limited to, platform jackets, deck sections, deck facilities, production modules, drilling modules, quarters modules, oil and natural gas processing, transfer and storage facilities, floating platforms and production facilities, offshore floating terminals, and subsea production facilities, in excess of (i) the amount set forth below for such Fiscal Year plus (ii) the amount of any Capital Expenditures permitted to be made in such Fiscal Year pursuant to Section 8.14(a) but not actually made as of the date of determination:

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES
2006	$40,000,000
2007	$45,000,000
2008	$45,000,000
2009	$40,000,000
2010	$30,000,000
2011	$20,000,000

; provided, however, that to the extent the actual amount of such Capital Expenditures for any such Fiscal Year is less than the maximum amount set forth above for such Fiscal Year (provided that actual Capital Expenditures in any Fiscal Year shall be first applied against any carryover from the prior Fiscal Year), 100% of the difference between such stated maximum amount and such actual Capital Expenditures made pursuant to this clause (b) shall be available for additional Capital Expenditures made pursuant to this clause (b) in the next succeeding Fiscal Year (but shall not be available in any Fiscal Year thereafter); provided, further, however, that the Borrower shall use commercially reasonable efforts to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first-priority security interest in the assets acquired with Capital Expenditures made pursuant to this Section 8.14(b).

Section 8.15 Cancellation of Indebtedness Owed to It

The Borrower shall not, and shall not permit any of its Subsidiaries to, cancel any material claim or Indebtedness owed to any of them except in the ordinary course of business.

Section 8.16 No Speculative Transactions

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material speculative transaction or in any material transaction involving the entry into of Hedging Contracts by such Person except for the sole purpose of hedging in the normal course of business.

Section 8.17 Post-Termination Benefits

Except to the extent required under Section 4980B of the Code or similar state laws, the Borrower shall not, and shall not permit any of its Subsidiaries to, without the consent of the Requisite Lenders, adopt any Employee Benefit Plan that provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Borrower or any of its Subsidiaries.

Section 8.18 Activities in Panama

The Borrower shall not, and shall not permit any of its Subsidiaries to, invest the proceeds of any Loan in any activity within the territory of the Republic of Panama if such activity will generate taxable income under Panamanian tax laws that will have be paid by the Borrower or any of its Subsidiaries to a Panamanian Governmental Authority.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), 6.3 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access) or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent, any Lender or any Synthetic Investor; or

(e) (i) the Borrower or any of its Material Subsidiaries shall fail to make any payment on any recourse Indebtedness of the Borrower or any such Material Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $10,000,000 or more when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that clauses (ii) and (iii) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f) (i) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any of its Material Subsidiaries (but not instituted by the Borrower or any of its Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered, or (iii) the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) or (ii) above; or

(g) one or more judgments, injunctions or orders (or other similar process) involving, in the case of a money judgment, an amount in excess of $10,000,000 in the aggregate (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be rendered against one or more of the Borrower and its Material Subsidiaries and shall remain unpaid and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment, injunction or order or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, injunction or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i) one or more ERISA Events shall occur and the amount of all liabilities and deficiencies resulting therefrom imposed on or which could reasonably be expected to be imposed directly on the Borrower, any of its Subsidiaries or any Guarantor, whether or not assessed, when taken together with amounts of all such liabilities and deficiencies for all other such ERISA Events exceeds $10,000,000 in the aggregate, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA; or

(i) any provision of any Collateral Document or any other Loan Document shall for any reason, except as permitted by the Loan Documents, cease to be valid and binding on, or enforceable against, any Loan Party which is a party thereto, or any Loan Party shall so state in writing; or

(j) any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral with an aggregate value of $15,000,000 or more purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(k) there shall occur any Change of Control.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default specified in Section 9.1(f) (Events of Default) with respect to the Borrower, (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3 Actions in Respect of Letters of Credit

Upon the Revolving Facility Termination Date or the Synthetic Facility Termination Date, as applicable, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, an amount equal to 105% of the sum of all outstanding Letter of Credit Obligations with respect to Revolving Letters of Credit and/or Synthetic Letters of Credit, as the case may be. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account with respect to Letters of Credit (and while an Event of Default has occurred and is continuing or after the acceleration of the Loans), apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(f) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE X

THE ADMINISTRATIVE AGENT, THE FRONTING LENDER AND OTHER AGENTS

Section 10.1 Authorization and Action

(a) Each Lender, each Synthetic Investor and each Issuer hereby appoints Credit Suisse as the Administrative Agent hereunder, and each Lender, each Synthetic Investor and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender, each Synthetic Investor and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as Collateral Agent for the Lenders, the Synthetic Investors, the Issuers and the other Secured Parties under such Collateral Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), neither the Administrative Agent, the Collateral Agent nor the Fronting Lender shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders, each Issuer and all Synthetic Investors; provided, however, that none of the Administrative Agent, the Collateral Agent nor the Fronting Lender shall be required to take any action that (i) the Administrative Agent, the Collateral Agent or, as the case may be, the Fronting Lender in good faith believes exposes it to personal liability unless the Administrative Agent, the Collateral Agent or, as the case may be, the Fronting Lender receives an indemnification satisfactory to it from the Lenders, the Issuers and the Synthetic Investors with respect to such action or (ii) is contrary to this Agreement, any other Loan Document or any applicable Requirement of Law. Upon request, the Administrative Agent agrees to give to each Lender, each Synthetic Investor and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders, the Synthetic Investors and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any

Lender, Issuer, Synthetic Investor or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) In performing its functions and duties hereunder and under the other Loan Documents, the Collateral Agent is acting solely on behalf of the Secured Parties. The Collateral Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer, Synthetic Investor or holder of any other Obligation. The Collateral Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(e) In performing its functions and duties hereunder and under the other Loan Documents, the Fronting Lender is acting solely on behalf of the Synthetic Investors and its duties are entirely administrative in nature. The Fronting Lender does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer, Synthetic Investor or holder of any other Obligation. The Fronting Lender may perform any of its duties under any Loan Document by or through its agents or employees.

Section 10.2 Administrative Agent’s and Fronting Lender’s Reliance, Etc.

(a) None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting but subject to the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender, Issuer or Synthetic Investor and shall not be responsible to any Lender, Issuer or Synthetic Investor for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries or the Fronting Lender in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender, Issuer or Synthetic Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this

Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or, if consented to by the Administrative Agent, electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

(b) None of the Fronting Lender, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Fronting Lender (a) may consult with legal counsel (including counsel to the Borrower, any other Loan Party or any Synthetic Investor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (b) makes no warranty or representation to any Lender, Issuer or Synthetic Investor and shall not be responsible to any Lender, Issuer or Synthetic Investor for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (c) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (d) shall not be responsible to any Lender, Issuer or Synthetic Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (e) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or, if consented to by the Administrative Agent, electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3 The Agents and the Fronting Lender Individually

With respect to its Ratable Portion, each Agent that is a Lender shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, (a) each Agent in its individual capacity as a Lender or as one of the Requisite Lenders and (b) the Fronting Lender in its individual capacity as a Lender or as one of the Requisite Lenders. Each Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent were not acting as Agent or, as the case may be, the Fronting Lender.

Section 10.4 Lender Credit Decision

Each Lender, each Issuer and each Synthetic Investor acknowledges that it shall, independently and without reliance upon the Administrative Agent, the Fronting Lender or any other Lender or Synthetic Investor conduct its own independent investigation of the financial condition and affairs of the Borrower, each other Loan Party and each Revolving Lender, in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender, each Issuer and each Synthetic Investor also acknowledges that it shall, independently and without reliance upon the Administrative Agent, the Fronting Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or other Loan Documents.

Section 10.5 Indemnification

(a) Each Lender agrees to indemnify the Administrative Agent, Collateral Agent and each of their respective Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion (determined at the time such indemnity is made) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent, the Collateral Agent or any of their respective Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent or Collateral Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, Collateral Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent or the Collateral Agent, as applicable, promptly upon demand for its ratable share (determined at the time such reimbursement is made) of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent or the Collateral Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent or the Collateral Agent, as applicable, is not reimbursed for such expenses by the Borrower or any other Loan Party.

(b) Each Synthetic Investor agrees to indemnify the Fronting Lender and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Synthetic Investor’s Ratable Portion (determined at the time such indemnity is made) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Fronting Lender or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Fronting Lender under this Agreement or the other Loan Documents; provided, however, that no Synthetic Investor shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Fronting Lender’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Synthetic Investor agrees to reimburse the Fronting Lender promptly upon demand for its ratable share (determined at the time such reimbursement is made) of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Fronting Lender in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Fronting Lender is not reimbursed for such expenses by the Borrower or any other Loan Party.

Section 10.6 Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Synthetic Investors and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Synthetic Investors, appoint a successor Administrative Agent, selected from among the Lenders and the Synthetic Investors. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld but shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.7 Successor Fronting Lender

The Fronting Lender may at any time resign by giving written notice thereof to the Synthetic Investors and the Borrower. Upon any such resignation, the Synthetic Investors having outstanding deposits in Credit-Linked Deposit Accounts and Sub-Accounts under the Synthetic Facility shall have the right to appoint by a simple majority vote (based on the aggregate amount of Credit-Linked Deposits) a successor Fronting Lender. If no successor Fronting Lender shall have been so appointed by the Synthetic Investors, and shall have accepted such appointment, within 30 days after the retiring Fronting Lender’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders and Synthetic Investors, appoint a successor Fronting Lender, selected from among the Lenders and the Synthetic Investors. In either case, such appointment shall be subject to the prior written approval of (i) a majority of the Synthetic Investors (based on the aggregate amount of Credit-Linked Deposits) and (ii) unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as Fronting Lender by a successor Fronting Lender, such successor Fronting Lender shall (a) obtain an assignment of the rights and obligations of the Fronting Lender in respect of the Credit-Linked Deposit Account and the Credit-Linked Deposits and (b) obtain an assignment of the Commitment of the Fronting Lender hereunder through an Assignment and Acceptance and, thereafter, shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Fronting Lender, and the retiring Fronting Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, and in respect of the Credit-Linked Deposit Account and the Credit-Linked Deposits. The occurrence and effectiveness of the events described in clauses (a) and (b) above shall be a condition precedent to the effectiveness of any resignation of the Fronting Lender. After any effective resignation, the retiring Fronting Lender shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Fronting Lender under this Agreement and the other Loan Documents, and in respect of the Credit-Linked Deposit Account and the Credit-Linked Deposits.

Section 10.8 Concerning the Collateral and the Collateral Documents

(a) Each Lender, each Synthetic Investor and each Issuer agrees that any action taken by the Administrative Agent, the Collateral Agent, the Fronting Lender or the Requisite Lenders (or, where required by the express terms of this Agreement, a different proportion of the Lenders or Synthetic Investors) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent, the Fronting Lender or the Requisite Lenders (or, where so required, such other proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and shall be binding upon all of the Lenders, Synthetic Investors, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent, as applicable, shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the

Lenders, the Synthetic Investors and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Synthetic Investors, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Lenders, the Synthetic Investors, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Each of the Lenders, the Synthetic Investors and the Issuers hereby directs, in accordance with the terms hereof, the Collateral Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Collateral Agent for the benefit of the Secured Parties against any of the following:

(i) all of the Collateral, upon termination of the Commitments and payment and satisfaction in full of all Loans, Reimbursement Obligations and all other Obligations that the Collateral Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuers);

(ii) any assets that are subject to a Lien permitted by Section 8.2(d), (e) or (f) (Liens, Etc.);

(iii) any Performance Guarantee Collateral; and

(iv) if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), any Collateral sold or disposed of by a Loan Party and/or the guaranty of any Guarantor which has been voluntarily sold or disposed of by a Loan Party.

Each of the Lenders, the Synthetic Investors and the Issuers hereby directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9 Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any

Secured Obligation that is otherwise owed to Persons other than the Administrative Agent, the Collateral Agent, the Lenders, the Synthetic Investors and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Pledge and Security Agreement and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders, the Synthetic Investors and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Pledge and Security Agreement, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent, the Collateral Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Collateral Agent, the Lenders, the Synthetic Investors and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 11.6 (Right of Set-off).

Section 10.10 Other Agents

(a) Each Lender hereby appoints Credit Suisse Securities (USA) LLC as “Arranger.” Notwithstanding anything to the contrary contained in this Agreement, Credit Suisse Securities (USA) LLC is designated as “Arranger” for title purposes only and, in such capacity, shall not have any obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender, any Synthetic Investor or any Issuer and shall not have any rights separate from its rights as a Lender, Fronting Lender, Synthetic Investor or as an Administrative Agent, except as expressly provided in this Agreement. Credit Suisse Securities (USA) LLC shall have, for any action or omission made in its capacity as “Arranger,” the benefit of any provision of this Agreement to the same extent as if such action or omission was made in its capacity as Administrative Agent.

Each Lender and each Issuer hereby appoints Bank of America, N.A. and Calyon New York Branch as Co-Syndication Agents and hereby authorizes them to act in their capacity as Co-Syndication Agents, and each Lender and each Issuer hereby appoints Fortis Capital Corp. and Wachovia Bank, National Association as Co-Documentation Agents and hereby authorizes them to act in their capacity as Co-Documentation Agents, on behalf of such Lender and such Issuer in accordance with the terms of this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, each Co-Documentation Agent is a Lender designated as “Co-Documentation Agent,” and each Co-Syndication Agents is a Lender designated as “Co-Syndication Agent,” for title purposes only and in such capacity shall have no obligations, liabilities or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from their respective rights as a Lender except as expressly provided in this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Effectiveness) or 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Effectiveness), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii) increase the Commitment of such Lender;

(iii) extend the scheduled final maturity of any Loan owing to such Lender or any Reimbursement Obligation, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan or Reimbursement Obligation or for the reduction of such Lender’s Commitment;

(iv) reduce the principal amount of any Loan owing to such Lender or any Reimbursement Obligation (other than by the payment or prepayment thereof);

(v) reduce the rate or amount of interest on any Loan outstanding to such Lender or any Reimbursement Obligations outstanding or any fee payable hereunder to such Lender (including, if such Lender is the Fronting Lender, any fee ultimately payable to any Synthetic Investor);

(vi) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender (including, if such Lender is the Fronting Lender, any fee ultimately payable to any Synthetic Investor);

(vii) (x) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders and Synthetic Investors or (y) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Pledge and Security Agreement except in connection with sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

(ix) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), this Section 11.1, the sharing provisions of Section 11.7 or either definition of the terms “Requisite Lenders” or “Ratable Portion”;

and, provided, further, that (u) no amendment shall be made to this clause (a) without the prior written consent of each Lender, (v) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(f) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (w) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents, (x) no amendment, waiver or consent shall, unless in writing and signed by the Fronting Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Fronting Lender under this Agreement or the other Loan Documents, (y) no amendment, waiver or consent shall, unless in writing and signed by such Issuer, affect the rights or duties of any Issuer under this Agreement or the other Loan Documents and (z) for purposes of this clause (a), the Fronting Lender may, by notice to the Administrative Agent (which notice shall then be deemed irrevocable and binding for all purposes under any Loan Document), limit any of its requests, amendments, waivers, consents or agreements under the Synthetic Facility to a dollar amount less than its Commitment (and corresponding to the aggregate amount of the Credit-Linked Deposits of Synthetic Investors having notified the Fronting Lender thereunder of their agreement with such request, amendment, waiver, consent or agreement) and such request, amendment, waiver, consent or agreement shall then be considered to be the request, amendment, waiver, consent or agreement of a Lender with a Commitment equal to such amount.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders and Synthetic Investors, the consent of Requisite Lenders is obtained but the consent of other Lenders or Synthetic Investors whose consent is required is not obtained (any such Lender or Synthetic Investor whose consent is not obtained as described in this Section 11.1(c) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, the Administrative Agent or an Eligible Assignee acceptable to the Administrative Agent shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the applicable Commitments and applicable Outstandings of such Non-Consenting Lender (or, in the case of a Synthetic Investor, the Credit-Linked Deposit) for an amount equal to the principal balance of all applicable Loans held by the Non-Consenting Lender or amounts on deposit in the Sub-Account of such Non-Consenting Lender, as the case may be, and all accrued interest and fees with respect thereto (including, if such Lender is the Fronting Lender, any fee ultimately payable to any Synthetic Investor) and other amounts due and payable hereunder through the date of sale, such purchase and sale to be consummated pursuant to an Assignment and Acceptance, and the Assignee shall pay any processing and recordation fee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that the failure to execute such Assignment and Acceptance by the Non-Consenting Lender shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed upon receipt by such Non-Consenting Lender of the proceeds of such sale and acceptance. For purposes of this clause (c), if the Fronting Lender has limited its consent to any Proposed Change to any amount lower than its Commitment under the Synthetic Facilities to comply with the instructions of the Synthetic Investors in accordance with clause (a) above then the Fronting Lender shall be a “Non-Consenting Lender” only to the extent of the excess of its Commitment hereunder over such amount, and only such excess Commitment (and the portion of the Fronting Lender’s Outstandings corresponding to such excess Commitment) shall be sold and assigned to the Lender acting as Administrative Agent or such Eligible Assignee as provided in this clause (c).

Section 11.2 Assignments and Participations

(a) Each Lender and Synthetic Investor (other than the Fronting Lender) may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans, the Swing Loans, the Letters of Credit and the Credit-Linked Deposits); provided, however, that (i) any such assignment shall cover the same percentage of such assignor’s Outstandings and Commitment (or Synthetic Deposit Amount, as applicable), (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment and treating related Approved Funds as one assignee for this purpose) shall (if less than the assignor’s entire interest) be an integral multiple of $1,000,000 unless such assignment is made with the consent of the Borrower and the Administrative Agent or is made to a Lender (or a Synthetic Investor) or an Affiliate thereof or an Approved Fund of a Lender (or a Synthetic Investor) and (iii) if such assignment is of any Revolving Loan, such assignment shall be subject to the prior consent of each Issuer, the Administrative Agent and the Borrower (which consent shall, in each case, not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required for any assignment occurring (x) on or prior to the Syndication Completion Date and made by any Lender or Synthetic Investor party to this Agreement as of the Effective Date or (y) when any Default or an Event of Default shall have occurred and be continuing. The Fronting Lender may sell, transfer, negotiate or assign to (A) one successor Fronting Lender pursuant to Section 10.7 (Successor Fronting Lender)) or (B) one or more Synthetic Investors that are Eligible Assignees, all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Letters of Credit); provided, however, that (x) if any such assignment shall be of the Fronting Lender’s Outstandings and Commitment, such assignment shall cover the same percentage of such Lender’s Outstandings and Commitment and (y) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall (if less than the Assignor’s entire interest) be an integral multiple of $1,000,000 (treating related Approved Funds as one assignee for this purpose) unless such assignment is made with the consent of the Borrower and the Administrative Agent.

(b) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds), subject in any case to such assignment and any form, including an administrative questionnaire, that the assignee under such Assignment and Acceptance may be required to deliver under Section 2.16 (Taxes). Upon such execution, delivery, acceptance and recording, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of the applicable assignor, and if such assignor were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assignor’s rights and obligations under the Loan Documents, such assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 11.3 (Costs and Expenses) and 11.4 (Indemnities) to the extent applicable; provided, however, that, if the Fronting Lender also holds separate Commitments or Outstandings hereunder not in its capacity as Fronting Lender, assigning all of such separate Commitments or Outstandings or all of its Commitments and Outstandings as a Fronting Lender (but not both) shall not cause such the Fronting Lender to cease to be a party hereto.

(c) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders, the Synthetic Investors, the Commitments and the Synthetic Deposit Amounts, and the principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent, the Lenders and the Synthetic Investors may treat each Person whose name is recorded in the Register as a Lender or a Synthetic Investor, as applicable, for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent, any Lender or any Synthetic Investor at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained in clause (c) above, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assignor and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and appropriate forms received, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) except during the period prior to the Syndication Completion Date (during which period the Administrative Agent shall be consulting with the Borrower with respect to assignees), give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if an assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of such assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B (Form of Promissory Note), as applicable.

(f) In addition to the other assignment rights provided in this Section 11.2, each Lender (other than the Fronting Lender) may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans) to (x) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board, (y) any trustee for the benefit of the holders of such Lender’s Securities or any other holder of a Lender’s debt obligations or representative of such holder or (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above, in each case without notice to or consent of the Borrower or the Administrative Agent; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above. The parties hereto acknowledge and agree that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, it will not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

(g) Each Lender (other than the Fronting Lender) and each Synthetic Investor may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans, Letters of Credit and the Credit-Linked Deposits). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan

Document, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender or Synthetic Investor may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation, (ii) increase the commitment applicable to such participant or (iii) result in the release of all or substantially all of the Collateral or releasing any Guarantor other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any such Lender or Synthetic Investor, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender or Synthetic Investor shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender or Synthetic Investor shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders and Synthetic Investors shall continue to deal solely and directly with such Lender or Synthetic Investor in connection with such Lender’s or Synthetic Investor’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.14(d) (Illegality), 2.15 (Capital Adequacy) and 2.16 (Taxes) as if it were a Lender or Synthetic Investor; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14(d) (Illegality), 2.15 (Capital Adequacy) or 2.16 (Taxes) to the participants in the rights and obligations of any Lender or Synthetic Investor (together with such Lender or Synthetic Investor) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender or Synthetic Investor in respect of such interest had such participation not been sold. In the event that any Lender or Synthetic Investor sells participations in accordance with this Section 11.2(g), such Lender or Synthetic Investor shall maintain a register on which it enters the name of all participants in its rights and obligations under the Loan Documents (the “Participant Register”). Any participation of such Lender’s or Synthetic Investor’s rights and obligations under the Loan Documents may be effected only by the registration of such participation on the Participant Register.

(h) Any Issuer may, with, unless an Event of Default has occurred and is continuing, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) at any time assign its rights and obligations hereunder to any other Lender (other than the Fronting Lender) by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2(h), then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 11.3 Costs and Expenses

(a) The Borrower agrees upon demand to pay, or reimburse each of the Agents and Fronting Lender for, all of the Administrative Agent’s and the Fronting Lender’s reasonable external audit, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and all of the Agents’ reasonable out-of-pocket legal expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s and the Fronting Lender’s counsel, Latham & Watkins LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by any Agent or the Fronting Lender in connection with any of the following: (i) the Administrative Agent’s or the Fronting Lender’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or, if an Event of Default has occurred and is continuing, the Administrative Agent’s or Fronting Lender’s periodic audits of the Borrower or any of its Subsidiaries (which audit expenses shall be reimbursed only if conducted when an Event of Default has occurred and is continuing), as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit), any Loan Document or any proposal letter or engagement letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans and Letters of Credit, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s, the Collateral Agent’s and the Fronting Lender’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent or the Fronting Lender is served or deposition or other proceeding in which any Agent or the Fronting Lender is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same; provided, however, that the Borrower shall not have any obligation under clauses (vi) and (vii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable).

(b) The Borrower further agrees to pay or reimburse each Agent and each of the Lenders, Synthetic Investors and Issuers upon demand (which, in the case of the Synthetic Investors, shall be made through the Fronting Lender) for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent, such Lenders, Synthetic Investors or Issuers in connection with any of the following: (i) in enforcing any Loan Document or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above; provided, however, that the Borrower shall not have any obligation under clause (iii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable).

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the obligation of the Borrower and its Subsidiaries to reimburse the Agents for any fees incurred by counsel to the Agents up to and including the Effective Date shall be limited to the amount and to the extent set forth in the Engagement Letter.

Section 11.4 Indemnities

(a) The Borrower agrees to indemnify and hold harmless each Agent, each Lender, each Synthetic Investor and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable and customary fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 11.4 to an Indemnitee with respect to (i) any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or order of an arbitral tribunal and (ii) any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable). Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender, any Synthetic Investor or any Issuer, or the Administrative Agent, any Lender, any Synthetic Investor or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender, such Synthetic Investor or such Issuer or any agent on behalf of the Administrative Agent, such Lender, such Synthetic Investor or such Issuer.

(b) The Borrower shall indemnify each Agent, each Lender, each Synthetic Investor and each Issuer for, and hold each Agent, each Lender, each Synthetic Investor and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against any Agent, any Lender, any Synthetic Investor and any Issuer for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) Promptly after receipt by an Indemnitee of service of any complaint or the commencement of any action or proceeding with respect to an Indemnified Matter, such Indemnitee will notify the Borrower in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify the Borrower will relieve the Borrower from the obligation to indemnify such Indemnitee only if and only to the extent that such failure results in the forfeiture by the Borrower of substantial rights and defenses that actually and materially prejudice the Borrower, and will not in any event relieve the Borrower from any other obligation or liability that the Borrower may have to any Indemnitee otherwise than in accordance with the provisions hereof. If the Borrower so elects following its acknowledgment of its obligation to indemnify the Indemnitee or is requested by such Indemnitee, the Borrower will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include both an Indemnitee and the Borrower and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Borrower, or if the Borrower fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower will pay the reasonable and customary fees and disbursements of such counsel; provided, however that the Borrower will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for such Indemnitee in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Borrower assumes, the Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

(d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5 Limitation of Liability

The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. The Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, each Lender, each Synthetic Investor and each Affiliate of any of them is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Synthetic Investor or any of their respective Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender or such Synthetic Investor shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender and each Synthetic Investor agrees promptly to notify the

Borrower after any such set-off and application made by such Lender or such Synthetic Investor or their respective Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Synthetic Investor under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender or such Synthetic Investor may have.

Section 11.7 Sharing of Payments, Etc.

(a) (i) If any Synthetic Investor obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) owing to it or the Fronting Lender, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders and Synthetic Investors, except as the result of a refinancing of the Synthetic Facility, such Synthetic Investor (a “Purchasing Investor”) shall forthwith purchase from the other Lenders (other than the Fronting Lender) and the other Synthetic Investors (each, a “Selling Investor”) such participations in their Loans or other Obligations or interest in the Credit-Linked Deposits as shall be necessary to cause such Purchasing Investor to share the excess payment ratably with each of them.

(ii) If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof (including, if such Lender is the Fronting Lender, any fee ultimately payable to any Synthetic Investor) or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders and Synthetic Investors, except as the result of a refinancing of the applicable Facility, such Lender (together with a Purchasing Investor, a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, together with the Selling Investors, a “Selling Lender”) and Synthetic Investors such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(iii) Except as expressly provided otherwise with respect to Swing Loans, each Borrowing or withdrawal of a Credit-Linked Deposit, each payment or prepayment of principal of any Borrowing or withdrawal of a Credit-Linked Deposit, each payment of interest on the Loans or Credit-Linked Deposit, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing shall be allocated pro rata among the Lenders and Synthetic Investors, as applicable, in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or Credit-Linked Deposits). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swing Loan shall be deemed to have utilized the Revolving Commitments of the Lenders (including those Lenders which shall not have made Swing Loans) pro rata in accordance with such respective Revolving Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8 Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement (x) if made by any Synthetic Investor, shall be made through the Fronting Lender or, if expressly provided hereunder, through the Administrative Agent and (y) in any case, shall be given in writing, or, if consented to by the Administrative Agent, by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a) if to the Borrower:

J. RAY MCDERMOTT, S.A.

777 North Eldridge Parkway

Houston, Texas 77079

Attention: Treasurer

Telecopy no: (281) 870-5027

E-Mail Addresses: jclewis@mcdermott.com

with a copy to:

McDermott International, Inc.

777 North Eldridge Parkway

Houston, Texas 77079

Attention: John Nesser

Telecopy No: (281) 870-5828

E-Mail Address: jtnesser@mcdermott.com

and

BAKER BOTTS LLP

910 Louisiana Street

Houston, TX 77002

Attention: Ted Paris, Esq.

Telecopy no: (713) 229-7738

E-Mail Address: ted.paris@bakerbotts.com

(b) if to any Lender, at its Domestic Lending Office;

(c) if to any Issuer, (i) at its Domestic Lending Office, if such Issuer is a Lender or (ii) otherwise, at the Domestic Lending Office of any Lender Affiliated therewith or, in each case at any other address set forth in a notice sent to the Administrative Agent and the Borrower;

(d) if to the Fronting Lender, at its Domestic Lending Office; and

(e) if to the Administrative Agent:

CREDIT SUISSE

Eleven Madison Avenue

New York, NY 10010

Attention: Thomas Lynch

Telecopy no: (212) 325-9205

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or X (The Administrative Agent, The Fronting Lender and Other Agents) shall not be effective until received by the Administrative Agent (unless otherwise expressly provided hereunder).

Section 11.9 No Waiver; Remedies

No failure on the part of any Lender, any Synthetic Investor, any Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10 Binding Effect

(a) This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 11.11 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that the Agents, Issuers, Lenders or Synthetic Investors may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights with respect to the Collateral. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to J. Ray McDermott Holdings, Inc. (at 777 North Eldridge Parkway, Houston, Texas 77079) or the Borrower at its address specified in Section 11.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent, any Lender or any Synthetic Investor to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

(e) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder.

Section 11.13 Waiver of Jury Trial

EACH AGENT AND EACH OF THE LENDERS, THE SYNTHETIC INVESTORS, THE ISSUERS AND THE BORROWER WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14 Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender, any Synthetic Investor or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders, the Synthetic Investors or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference such section. If a numbered reference to a clause, sub-clause or subsection hereof is immediately followed by a reference in parenthesis to the title of a section hereof containing such clause, sub-clause or subsection, the reference is only to such clause, sub-clause or subsection and not to the section generally. If a numbered reference to a section hereof is immediately followed by a reference in parenthesis to a section hereof, the title reference shall govern in case of direct conflict.

Section 11.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart hereof.

Section 11.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.18 Confidentiality

(a) Each Lender, each Synthetic Investor and each Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s, such Synthetic Investor’s or such Agent’s, as the case may be, reasonable customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (i) to such Lender’s, such Synthetic Investor’s, such Agent’s, or each of their respective Affiliates’, as the case may be, officers, directors, employees, representatives and agents that are or are expected to be involved in the transactions contemplated by this Agreement that are advised of the confidential nature of such information and are instructed to adhere to the confidentiality provisions hereof, (ii) to the extent such information presently is or hereafter becomes available to such Lender, such Synthetic Investor or such Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or its Subsidiaries, Affiliates or agents or the Borrower makes such information available to the general public, (iii) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors (provided that, except with respect to routine regulatory audits, any Lender, Synthetic Investor or Agent who discloses information pursuant to this clause (iii) shall have provided the Borrower with reasonable prior written notice of such disclosure to the extent permitted by law, and, at the request and expense of the Borrower, shall have reasonably cooperated with the Borrower to obtain a protective order or other appropriate protection or, if it so elects, the Borrower may waive compliance with the terms of this proviso, and, if such protective order or other protection is not obtained, or if the Borrower waives compliance with the provisions hereof, such Lender, Synthetic Investor or Agent, as the case may be, may disclose only that portion of the information that it is legally required to disclose), (iv) to assignees, participants and Special Purpose Vehicles that are grantees of any option described in Section 11.2(f) (Assignments and Participations) (or potential assignees, participants or grantees) or to any pledgee referred to in Section 11.2(f)(ii) or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, its Subsidiaries or the Obligations that, in each case, agree to be bound by the provisions of this Section 11.18 or (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder.

(b) The Agents, the Lenders and the Synthetic Investors acknowledge that the Borrower and its Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Borrower nor any Subsidiary will be obligated to release, disclose or otherwise make available to any Agent or any Lender any classified or special nuclear material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such material. The Agents, the Synthetic Investors and the Lenders agree that in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property. Upon notice from the Borrower, the Agents, the Synthetic Investors and the Lenders shall take such steps in accordance with this Agreement as may reasonably be requested by the Borrower to enable the Borrower or any Subsidiary thereof to comply with the Foreign Ownership Control or Influence requirements of the United States Federal government imposed from time to time.

(c) Each of the Agents, the Lenders and the Synthetic Investors acknowledges that (i) it has developed compliance procedures regarding the use of material non-public information and (ii) it will handle material non-public information in accordance with applicable law, including Federal and state securities laws.

Section 11.19 Judgment Currency

(a) If, for the purposes of obtaining or enforcing any judgment or award in any court, or for making or filing a claim or proof, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Borrower in respect of any sum due from it to any Agent, Synthetic Investor or Lender hereunder shall, notwithstanding any judgment or award in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent, Synthetic Investor or Lender of any sum adjudged to be so due in such Other Currency such Agent, Synthetic Investor or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent, Synthetic Investor or Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent, Synthetic Investor or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent, Synthetic Investor or Lender in the Original Currency, such Agent, Synthetic Investor or Lender shall remit such excess to the Borrower.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

J. RAY MCDERMOTT, S.A.

By:	/s/ James C. Lewis
Name:	James C. Lewis
Title:	Treasurer

Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Lender, Synthetic Investor, Issuer and Collateral Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Managing Director

By:	/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Vice President

Credit Agreement

BANK OF AMERICA, N.A., as a Co-Syndication Agent, Lender and Issuer

By:	/s/ Patrick Martin
Name:	Patrick Martin
Title:	Vice President

Credit Agreement

CALYON NEW YORK BRANCH, as a Co-Syndication Agent, Issuer, Synthetic Investor and Lender

By:	/s/ Dennis E. Petito
Name:	Dennis E. Petito
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Vice President

Credit Agreement

FORTIS CAPITAL CORP., as a Co-Documentation Agent and Lender

By:	/s/ Joseph Maxwell
Name:	Joseph Maxwell
Title:	Senior Vice President

By:	/s/ Svein Engh
Name:	Svein Engh
Title:	Managing Director

Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and Lender

By:	/s/ M. Scott Hodges
Name:	M. Scott Hodges
Title:	Vice President

Credit Agreement

NATEXIS BANQUES POPULAIRES,
as a Synthetic Investor and Lender

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Vice President / Group Manager

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Vice President

Credit Agreement

NATIONAL CITY BANK,.
as a Lender, Synthetic Investor and Issuer

By:	/s/ Stephen Monto
Name:	Stephen Monto
Title:	Vice President

Credit Agreement

REGIONS BANK,
as a Synthetic Investor and Lender

By:	/s/ Keith S. Page
Name:	Keith S. Page
Title:	Senior Vice President

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION as a Lender, Synthetic Investor and Issuer

By:	/s/ James A. Fink
Name:	James A. Fink
Title:	Managing Director

Credit Agreement

MIZUHO CORPORATE BANK, LTD.,
as a Synthetic Investor and Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Carmen Jordan
Name:	Carmen Jordan
Title:	Senior Vice President

Credit Agreement

ARAB BANKING CORPORATION, (B.S.C.) as Lender

By:	/s/ Rami El-Rifai
Name:	Rami El-Rifai
Title:	Vice President

By:	/s/ Barbara C. Sanderson
Name:	Barbara C. Sanderson
Title:	Assistant General Manager/Credit

Credit Agreement

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ N. Bell
Name:	N. Bell
Title:	Senior Manager

Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Dianne L. Russell
Name:	Dianne L. Russell
Title:	Vice President

Credit Agreement

UBS LOAN FINANCE LLC,
as a Synthetic Investor and Lender

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director, Banking Product Services, US

Credit Agreement

WHITNEY NATIONAL BANK,
as Lender

By:	/s/ Larry Stephens
Name:	Larry Stephens
Title:	Vice President